Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-140718
PROSPECTUS SUPPLEMENT NO. 6
DATED May 15, 2008
(To Prospectus dated June 28, 2007)
KREIDO BIOFUELS, INC.
(Name of Small Business Issuer in Its Charter)
36,915,556 shares of common stock
     This prospectus supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 28, 2007, of Kreido Biofuels, Inc., as supplemented by or prospectus supplement no. 1 dated July 31, 2007, prospectus supplement no. 2 dated August 23, 2007, prospectus supplement no. 3 dated December 7, 2007, prospectus supplement no. 4 dated December 14, 2007 and prospectus supplement no. 5 dated April 4, 2008 (collectively, the “Prospectus Supplements”). You should read this prospectus supplement no. 6 together with the Prospectus and the Prospectus Supplements. The Prospectus relates to the public sale, from time to time, of up to 36,915,556 shares of our common stock by the selling stockholders identified in the Prospectus.
     The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.
     This prospectus supplement includes the attached Annual Report on Form 10-KSB/A, as filed by us with the Securities and Exchange Commission on April 30, 2008 and the Quarterly Report on Form 10-Q as filed by us with the Securities and Exchange Commission on May 15, 2008.
     We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.
     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 28, 2007) is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 15, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-KSB/A

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007
OR

☐	TRANSACTION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                      TO
COMMISSION FILE NUMBER 333-130606
KREIDO BIOFUELS, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

NEVADA	20-3240178
(State or Other Jurisdiction of Incorporation Organization)	(I.R.S. Employer Identification No.)

1070 Flynn Road, Camarillo, California (Address of Principal Executive Offices)	93012 (Zip Code)
Issuer’s telephone number, including area code: (805) 389-3499
Securities registered pursuant to Section 12(b) of the Exchange Act: NONE
Securities registered pursuant to Section 12(g) of the Exchange Act: NONE
Indicate by check mark whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act. ☑
Indicate by check mark whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark that disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of issuer’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB/A or any amendment to this Form 10-KSB. ☑
Indicate by check mark whether the issuer is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☑
State issuer’s revenues for the most recent fiscal year approximately $0.
The aggregate market value of the voting and nonvoting common stock held by non-affiliates of the issuer, computed by reference to the price at which the common stock was sold, as of April 21, 2008 was approximately $5,920,607 (All officers and directors of the issuer are considered affiliates).
At April 21, 2008 the issuer had 52,645,992 shares of common stock issued and outstanding.
DOCUMENTS INCORPORATED BY REFERENCE
Transitional Small Business Format (check one): Yes ☐ No ☑

FORM 10-KSB/A ANNUAL REPORT
FISCAL YEAR ENDED DECEMBER 31, 2007

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EXPLANATORY NOTE
The registrant filed an Annual Report on Form 10-KSB for the year ended December 31, 2007 (the “Form 10-KSB”) on March 31, 2008, pursuant to which it incorporated by reference into Part III thereof portions of its definitive Proxy Statement for its 2008 Annual Meeting of Shareholders (the “Proxy Statement”) to be subsequently filed with the Securities and Exchange Commission (the “SEC”). The registrant has determined to amend the Form 10-KSB to include such Part III information in this Amendment No. 1 on Form 10-KSB/A (the “Form 10-KSB/A”), rather than incorporating it into the Form 10-KSB by reference to the Proxy Statement. Accordingly, Part III of the Form 10-KSB is hereby amended and restated in its entirety as set forth below.
Also included in this Form 10-KSB/A are (a) the signature page, (b) certifications required of the principal executive officer and principal financial officer under Section 302 of the Sarbanes-Oxley Act of 2002 and (c) the Exhibit Index, which has been amended and restated in its entirety as set forth below. Because no financial statements are contained within this Form 10-KSB/A, the company is not including certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. This Form 10-KSB/A should be read in conjunction with the Form 10-KSB and our other filings made with the SEC.

RECENT DEVELOPMENTS

Our Biodiesel Production Technology – Our Wilmington Plant
Risk Factors — Risks Related to the Contemplated Conduct of our Business

We have obtained substantially all of the permits and regulatory approvals necessary to commence groundbreaking and site work for its proposed flagship Wilmington, North Carolina biodiesel production plant. The remaining city approval is expected to be issued in May, 2008. The approvals received to date will allow an annual capacity in excess of 100 million gallons although the first stage is targeted for 33-50 million gallons of biodiesel production. We will start work on the facility as soon as we have obtained the approximately $25 million of necessary financing to build and operate the initial plant. We are continuing to actively pursue such financing and in order to be in a financial position to start construction within the next few months. We are focusing the use of our available cash resources on business activities that we believe will facilitate our obtaining the necessary financing.

John Philpott Employment Agreement

The Employment Agreement entered into in March 2007 between the Company and our Chief Financial Officer, John Philpott, expired in March 2008. On April 30, 2008 we entered into a new Executive Employment Agreement with Mr. Philpott. The term of the agreement is 12 months and the agreement provides that Mr. Philpott’s base salary will be $195,000 per year. Mr. Philpott will be eligible to earn performance-based bonuses of between $39,000 and $97,000 depending on the achievement of target performance goals for 2008 and 2009, as determined by the Compensation Committee of the Board of Directors. In continuation of our commitment to Mr. Philpott, we will reimburse to him up to $25,000 of tuition and expenses for the MBA program that he is pursuing.

Mr. Philpott was granted an option to purchase 175,000 shares of our common stock under the 2006 Plan at an exercise price of approximately $0.16 per share, the closing sales price of our common stock on April 30, 2008. Options to purchase 25,000 shares of common stock vested upon execution of the agreement. The remainder of the options vest in 12 equal installments of 12,500 each month beginning May 2008 and ending with April 2009. Should Mr. Philpott’s employment be terminated by us for Cause, by Mr. Philpott without Good Reason or on account of Mr. Philpott’s death or Disability (each capitalized term as defined in the agreement), all unvested options shall expire immediately effective the date of termination or death. If Mr. Philpott’s employment is terminated following a Change of Control (as defined in the agreement) by us Without Cause or by Mr. Philpott for Good Reason, all unvested options shall immediately vest and become exercisable effective the date of termination of employment.

Mr. Philpott was also granted 75,000 shares of restricted common stock under the 2006 Plan, which is subject to repurchase by the Company at the price of $0.01 per share should Mr. Philpott not be employed by us through the term of the Agreement other than due to: (1) his death or Disability; (2) the termination of his employment by us Without Cause; or (3) the termination of his employment by Mr. Philpott for Good Reason.

PART III

Item 9.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.
The Directors and Executive Officers of the Company at April 30, 2008 are:

Name	Age	Position	Date First Elected or Appointed
G.A. Ben Binninger	59	Chief Executive Officer; Director	January 12, 2007
John M. Philpott	47	Chief Financial Officer	March 19, 2007
Philip Lichtenberger	51	Chief Operating Officer	January 12, 2007
Alan McGrevy	60	Vice President of Engineering	January 12, 2007
Larry Sullivan	58	Chief Technology Officer	April 28, 2007
Betsy Wood Knapp	65	Chairperson of the Board; Director	January 12, 2007
David Mandel	41	Director	October 31, 2007
David Nazarian	46	Director	October 31, 2007
Richard Redoglia	50	Director	July 27, 2007
Murli Tolaney	66	Director	July 27, 2007
G.A. Ben Binninger, Chief Executive Officer, Director. G.A. Ben Binninger, age 59, has served as Chief Executive Officer of Kreido Biofuels since July 27, 2007. Mr. Binninger has served as a director of our company since January 12, 2007. From 2003 to 2006, Mr. Binninger served as a consultant to Kreido Labs, relating to the development and evaluation of specialty chemical opportunities. He also previously served as Chief Operating Officer of our company from January 12, 2007 to March 15, 2007. Mr. Binninger has 30 years of experience in the chemicals and fuels industry. Mr. Binninger has hands-on experience leading both large and small technologically sophisticated global process and service businesses with Atlantic Richfield (ARCO), Rio Tinto Borax, Exxon and Hercules. From 1995 to 2003, Mr. Binninger served as Senior Vice President of Rio Tinto Borax. Mr. Binninger has a B.E. degree in Chemical Engineering from Manhattan College and an M.B.A. from Harvard University.
Philip Lichtenberger, Senior Vice President of Operations and Chief Operating Officer. Philip Lichtenberger, age 51, has served as Executive Vice President and Chief Operating Officer of Kreido Labs since 1997 and joined Kreido Biofuels, Inc. as Senior Vice President of Operations and interim Chief Financial Officer on January 12, 2007. He was appointed Chief Operating Officer of Kreido Biofuels on July 27, 2007. Mr. Lichtenberger has 25 years of experience in technology and engineering in senior roles in Fortune 500 companies. Mr. Lichtenberger’s operations background includes III-V semiconductors, optoelectronics, microelectronics and networking equipment. His technical background includes energy systems design and RF Electronics. Mr. Lichtenberger has B.A. degrees in Physics and Philosophy from Beloit College in Beloit, Wisconsin and is a member of Phi Beta Kappa.
Alan McGrevy, Vice President of Engineering. Alan McGrevy, age 60, has served as Vice President of Engineering for Kreido Labs since 2000 and joined Kreido Biofuels, Inc. in the same capacity on January 12, 2007. Mr. McGrevy is a research and development manager with 35 years of experience in commercial engineering in larger and small companies. Mr. McGrevy is a major contributor to our intellectual property and is co-inventor of the STT® Reactor. Mr. McGrevy is named in 11 additional patents outside of his work for us. He has experience in conducting research and development and in commercializing new technologies.
John M. Philpott, Vice President and Chief Financial Officer. John M. Philpott, age 47, joined Kreido Biofuels on March 19, 2007 as Vice President and Chief Accounting Officer. He was appointed Chief Financial Officer of Kreido Biofuels on July 27, 2007. From September 2006 until joining Kreido, Mr. Philpott served as a Partner with Aegis Advisors, LLC, a private management company. For more than 10 years before joining Aegis Advisors, LLC, Mr. Philpott held the position of CFO, Treasurer and Assistant Secretary with Miravant Medical Technologies, Inc., a publicly held pharmaceutical research and development company engaged in drug and laser light development. Mr. Philpott has B.S. degrees in Business Administration — Accounting and Business Administration — Management Information Systems from California State University Northridge.
Larry Sullivan, Chief Technology Officer. Larry Sullivan, age 58, joined Kreido on April 28, 2007 as Chief Technology Officer. From August 2005 until joining the Company, Mr. Sullivan served as Business Development Manager Biodiesel for Delta-T Corporation, a designer of higher-tech ethanol plants and refining systems for higher-profit production. From 1998 to August 2005, Mr. Sullivan served as a Consultant for Lawrence D. Sullivan & Co., Inc., a consulting firm. From August 2002 to July 2004, Mr. Sullivan served as Manager Biodiesel Development for Crown Ironworks, a supplier of oilseed extraction technology, refining plants and equipment. Mr. Sullivan earned his B.A. from the University of Texas at Austin and M.A. from Arizona State University. He completed graduate school in Geosciences at Texas A & M University; earned his M.B.A. at England’s Warwick University and Refinery Engineering at St. Catherine’s College of Oxford University.

Betsy Wood Knapp, Chairperson of the Board since 2003, Director. Betsy Wood Knapp, age 65, has served as Chair of the Board of Kreido Laboratories and Kreido Biofuels since January 12, 2007. An early investor in the Kreido technology, she joined the current company, Kreido Biofuels, on January 12, 2007 as Chair of the Board. Ms. Knapp serves as a member of the Compensation Committee and Audit Committee of the Board of Directors of the Company. Ms. Knapp is an entrepreneur who has owned/operated and invests in early stage growth companies for 39 years. In 1995, Ms. Knapp founded Los Angeles-based BigPicture Investors, LLC to finance startups with patented enabling technologies. Ms. Knapp also serves as CEO of BigPicture Investors LLC. She has also been a founder or CEO of several software and new media companies where she has held positions of CEO, President and Director. At the UCLA Anderson Graduate School of Management, she is a founder of the Entrepreneur’s Hall, serves on the Board of Visitors, is a repeat guest lecturer in the MBA program and established the Knapp Competition for excellence in business planning and venture initiation. Ms. Knapp is also the Chair-Elect of the UCLA Foundation where she will assume the Chair position in July, 2008. Ms. Knapp is a founding member of the Committee of 200, a highly selective international organization of women entrepreneurs and corporate executives. She is also a member of WomenCorporateDirectors, a by-invitation organization of women directors of Fortune 500; NASDAQ; and private companies. She received a B.A. in economics from Wellesley College where she also serves as a Trustee (1996 — present).
David Mandel, Director. David Mandel, age 41, became a director of Kreido Biofuels on October 31, 2007. Mr. Mandel is an established private venture capital investor, based in Los Angeles, California. Mr. Mandel has pursued venture capital activities on behalf of his family since 1994. Mr. Mandel and his family were seed investors in Broadcom Corp., Innovent Systems (acquired by Broadcom) and Access360 (acquired by IBM), among others. Prior to becoming active in venture capital, he served on the research staff at the University of Toronto, Department of Biophysics, where he focused on molecular simulations. Mr. Mandel served as Advisor to the Board prior to his appointment as a director of the company. Mr. Mandel received a B.A. in Mathematics from the University of Pennsylvania.
David Nazarian, Director. David Nazarian, age 46, became director of Kreido on October 31, 2007. Mr. Nazarian, is the founding member and principal of Smart Technology Ventures, the general partner of a series of capital funds including Smart Technology Ventures III, L.P., which he organized in 2000. He has nearly 20 years of operation investment experience in the telecommunications and aerospace industries. Prior to founding Smart Technology Ventures, Mr. Nazarian was a major investor in Omninet, a company that provided two-way messaging services via satellite for mobile users, when it merged with Qualcomm in 1988. Mr. Nazarian serves on the boards of directors for Lucix Corporation and Allard Industries. Mr. Nazarian received a M.B.A. from the University of Southern California.
Richard Redoglia, Director. Richard Redoglia, age 50, became a director of Kreido on July 27, 2007. Mr. Redoglila serves as a member of the Compensation Committee and Audit Committee of the Board of Directors of the Company. Mr. Redoglia currently serves as Executive Director of Global Energy Horizons, a strategic investment firm focused on businesses within the energy industry. Prior to joining Global Energy Horizons in 2003, Mr. Redoglia served as Director Global Futures Group for ABN AMRO Inc. from 2000 to 2002. During a 15-year tenure with Merrill Lynch, Mr. Redoglia served in various positions of increasing responsibility, including Director of the Energy Commodity Group. Mr. Redoglia received a B.A. in Economics from the University of California, Santa Barbara with added emphasis on the foreign policy of the U.S. and the histories of the Middle East and Russia.
Murli Tolaney, Director. Murli Tolaney, age 66, became a director of Kreido on July 27, 2007 and was elected Chair of the Compensation Committee of the Board of Directors on October 31, 2007. Mr. Tolaney also serves on the Audit Committee of the Board of Directors of the company. Mr. Tolaney served through 2007 as Chairman of Montgomery Watson Harza, a privately-owned global environmental engineer, management, technology and construction company. Mr. Tolaney joined Montgomery Watson Harza in 1973 as a Senior Engineer and in 1992, became its Chief Executive Officer, a position he held until 2001 when he assumed the post of Chairman of this 130 office worldwide, 6,000 employee firm. He continues to be active in the leadership of Montgomery Watson Harza. Mr. Tolaney received a B.S. in Civil Engineering and M.S. in Environmental Engineering from the University of Kansas and an A.M.P. from Harvard Business School.
Code of Ethics and Business Conduct
We have adopted a code of ethics that applies to all officers and employees of our company including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to a covered person, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies by posting such information on our Internet website at www.kreido.com.
Board Committees
The board has established an audit committee and a compensation committee. Other committees may be established by the board from time to time. Following is a description of each of the committees and their composition.
Audit Committee
Our audit committee consists of three directors: Ms. Knapp (Chair), Mr. Redolgia and Mr. Tolaney. The Board has determined that all members of the audit committee are (i) “independent” under NASDAQ independence standards, (ii) meet the criteria for independence as set forth in the Securities Exchange Act of 1934, or Exchange Act, (iii) has not participated in the preparation of our financial statements at any time during the past three years and (iv) is able to read and understand fundamental financial statements. None of the audit committee members qualifies as an “audit committee expert” as defined by the SEC.

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Our audit committee operates pursuant to a written charter adopted by our board, a copy of which is available on the investor relations section corporate governance subsection of our website www.kreido.com. Among other things, the charter calls upon the audit committee to:
•	oversee our auditing, accounting and control functions, including having primary responsibility for our financial reporting process;

•	monitor the integrity of our financial statements to ensure the balance, transparency and integrity of published financial information;

•	monitor our outside auditors independence, qualifications and performance;

•	monitor our compliance with legal and regulatory requirements; and

•	monitor the effectiveness of our internal controls and risk management system.
It is not the duty of the audit committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Our management is responsible for preparing our financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. Our audit committee does, however, consult with management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the audit committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent registered public accounting firm and approving professional services provided by them.
The audit committee met four times during 2007.
Compensation Committee
Our compensation committee consists of three members: Mr. Tolaney (Chair), Ms. Knapp and Mr. Redolgia. The board has determined that all of the compensation committee members qualify as:
•	independent” under NASDAQ independence standards;

•	“non-employee directors” under Exchange Act Rule 16b-3; and

•	“outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.
Our compensation committee operates pursuant to a written charter adopted by our board, a copy of which is available on the corporate governance section of our website at www.kreido.com. Among other things, the charter calls upon the compensation committee to:
•	determine our compensation policy and all forms of compensation for our officers and directors;

•	review bonus and stock and incentive compensation arrangements for our other employees; and

•	administer our stock option and equity incentive plans.
The compensation committee met three times during 2007.

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Board Qualification and Selection Process
Our board does not have a nominating committee as the board has traditionally considered nominees for election as directors. Our board reviews, evaluates and proposes prospective candidates for our board. The board recommends director nominees for selection to our board and the board selects the nominees for election as directors. Each member of our board should possess a high level of personal and professional ethics and integrity and is devoted to representing our best interests and the best interests of our stockholders. The goal of the board is to maintain a strong and experienced board by assessing each director’s background, skills, expertise, accessibility and availability to serve effectively on the board.
Public Availability of Corporate Governance Documents
Our key corporate governance documents, including our Code of Ethics and Business Conduct and the charters of our audit committee and compensation committee are:
•	available on our corporate website at www.kreido.com;

•	available in print to any stockholder who requests them from our corporate secretary; and

•	certain of them are filed as exhibits to our securities filings with the SEC.
Item 10. EXECUTIVE COMPENSATION
The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of our two other most highly compensated executive officers whose aggregate salary and bonus for the fiscal year ended December 31, 2007 was in excess of $100,000 (the “Named Executive Officers”).

Name and Principal				Stock	Option	All Other
Position	Year	Salary ($)	Bonus ($)	Awards ($)[1]	Awards ($)[2]	Compensation ($)	Total ($)

G.A. Ben Binninger[3]	2007	76,440	50,000	1,667	56,020	37,000	221,127
Chief Executive Officer & Director	2006	—	—	—	—	72,000	72,000

Philip Lichtenberger[4]	2007	252,487	97,500	3,019	277,775	—	630,781
Chief Operating Officer	2006	180,604	—	—	—	—	180,604

Alan McGrevy[5]	2007	182,500	97,500	3,030	306,277	—	589,307
Vice President of Engineering	2006	158,553	—	—	—	—	158,553

Joel A. Balbien[7]	2007	189,615	212,750	—	—	1,000	403,365
Chief Executive Officer and Director	2006	33,333	—	—	—	—	33,333

(1)	We record the value of the restricted stock awards and stock awards based on the fair market value of the stock as of the date of grant.

(2)
We have recorded $33,000 of compensation expense in 2005 relating to stock awards and stock options, respectively, issued to officers. The per share weighted average fair value of stock options expensed for the year ended December 31, 2005 was $0.03 on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions in 2005: risk-free interest rate of 4.13%, expected life of 10 years and expected volatility of 0.01%. We have recorded $41,000 as compensation expense in 2006. The fair value of the options issued during the year ended December 31, 2006 was estimated using the Black-Scholes option-pricing model with the following assumptions: risk free interest rates between 4.45% and 5.18%, expected life of five (5) years and expected volatility of 0.01%. We have recorded $768,000 as compensation expense in 2007. The fair value of the options issued during the year ended December 31, 2007 was estimated using the Black-Scholes option-pricing model with the following assumptions: risk free interest rates between 3.125% and 4.81%, expected life of six (6) years and expected volatility of 92%.

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The expected stock price volatility assumption was based on the average volatility of similar public companies for the period prior to our reverse merger. The expected term assumption used in the option pricing model was based on the “safe harbor” approach under SEC Staff Accounting Bulletin (SAB) No. 107, (SAB 107), where the “expected term = ((vesting term + original contractual term) / 2).” The risk free interest rate assumption was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the expected term. A projected dividend yield of 0% was used as the company has never issued dividends.

(3)
Mr. Binninger became our Chief Executive Officer on July 27, 2007 and prior to that he was Chief Operating Officer of our company from January 12, 2007 to March 15, 2007. Mr. Binninger served as a consultant to Kreido Labs from 2003 to 2006. Other compensation includes amounts paid to Mr. Binninger as a consultant to our company.

(4)	Mr. Lichtenberger became an executive officer of our company on January 12, 2007. Mr. Lichtenberger has served as Executive Vice President and Chief Operating Officer of Kreido Labs since 1997.

(5)	Mr. McGrevy became our Vice President of Engineering on January 12, 2007 and prior to that he was Vice President of Engineering of Kreido Labs since April 2005.

(6)	Mr. Balbien joined Kreido Labs as Chief Executive Officer in November 2006 and served as our Chief Executive Officer until July 27, 2007.
Outstanding Equity Awards at Fiscal-Year End
The following table provides certain information with respect to our Named Executive Officers concerning the exercise of options during 2007 and unexercised options held by them at the end of the year.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
			Equity						Incentive	Plan
			Incentive						Plan	Awards:
			Plan						Awards:	Market or
			Awards:					Market	Number of	Payout Value
	Number of	Number of	Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or		Shares or	Shares, Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of		Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)

G.A. Ben Binninger	33,848	—	—	0.09	7/1/09	—		—	—	—
	100,000	25,000	—	0.44	7/26/17
	100,000	1,150,000	—	0.30	12/1/17

Philip Lichtenberger	240,694	30,087	—	0.09	4/17/10	10,752	[1]	5,376	—	—
	308,125	271,875	—	1.18	4/4/17

Alan McGrevy	240,694	30,087	—	0.09	4/17/10	10,792	[1]	5,396	—	—
	308,125	271,875	—	1.20	4/10/17

Joel A. Balbien

(1)
The Forfeiture Condition (as defined in the Stock Grant Agreements) lapsed on the date of grant with respect to 56% of the shares for Mr. Lichtenberger and 20% of the shares for Mr. McGrevy and will lapse with respect to an additional 2.2% of the remaining shares each month thereafter for each.

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Employment Agreements and Termination of Employment and Change in Control Arrangements
G.A. Ben Binninger
On December 10, 2007, we entered into an Employment Agreement with G. A. Ben Binninger, our Chief Executive Officer. The term of the agreement is 18 months and the agreement provides that Mr. Binninger’s base salary will be $225,000 per year. Mr. Binninger will be eligible to earn performance-based bonuses of $48,000, $84,000 or $120,000, depending on the achievement of target performance goals for 2008 and 2009, as determined by the Compensation Committee of the Board of Directors. Mr. Binninger, assuming that he is an employee of our company as of December 31, 2008, will be paid a minimum bonus of $40,000. The agreement also provided for an engagement bonus of $25,000, upon the execution of the agreement.
Mr. Binninger was granted an option to purchase 1,250,000 shares of our common stock under the 2006 Plan at an exercise price of $0.30 per share, the closing sales price of our common stock on December 10, 2007. Options to purchase 100,000 shares of common stock vested upon execution of the agreement. The remainder of the options vest in eleven equal installments of 100,000 each month beginning January 2008 and ending with November 2008; with the final 50,000 options vesting on December 10, 2008. Should Mr. Binninger’s employment be terminated by us for Cause, by Mr. Binninger without Good Reason or on account of Mr. Binninger’s death or Disability (each capitalized term as defined in the agreement), all unvested options shall expire immediately effective the date of termination or death. If Mr. Binninger’s employment is terminated following a Change of Control (as defined in the agreement), by us without Cause or by Mr. Binninger for Good Reason, all unvested options shall immediately vest and become exercisable effective the date of termination of employment. Mr. Binninger has also entered into a Lock-Up Agreement which contains limits as to when Mr. Binninger may sell the shares underlying the options.
Mr. Binninger was also granted 100,000 shares of restricted common stock under the 2006 Plan, which is subject to repurchase by the Company at the price of $0.01 per share should Mr. Binninger not be employed by us through the term of the Agreement other than due to: (1) his death or Disability; (2) the termination of his employment by us without Cause; or (3) the termination of his employment by Mr. Binninger for Good Reason.
Phillip Lichtenberger
On April 4, 2007, we entered into an Employment Agreement with Philip Lichtenberger, our Chief Operating Officer. The initial term of the agreement is two years and the agreement provides that Mr. Lichtenberger’s base salary will be $190,000 per year. Mr. Lichtenberger will be eligible to earn performance based bonuses ranging from 20% to 50% of his base salary as determined by the Compensation Committee of the Board of Directors. The agreement also provided for a bonus of $50,000 for his service to our subsidiary, Kreido Laboratories, in 2006.
Mr. Lichtenberger was granted an option to purchase 580,000 shares of our common stock under the 2006 Plan at an exercise price of $1.18 per share on April 3, 2007. Options to purchase 145,000 shares of common stock vested upon execution of the agreement and the remainder of the options vest in eight equal installments of 54,375 each per calendar quarter beginning with the calendar quarter ending on June 30, 2007. If we terminate Mr. Lichtenberger’s employment in connection with a Change of Control or without Cause, or if Mr. Lichtenberger terminates his employment for Good Reason (each capitalized term as defined in the agreement), one half of all unvested options will immediately vest and the option term will continue for five years from the date of termination of employment. If we terminate Mr. Lichtenberger’s employment for Cause, all unvested options shall immediately expire and vested but unexercised options will expire 30 days after the date of termination. If Mr. Lichtenberger terminates his employment without Good Reason, all unvested options shall immediately expire and the term of vested but unexercised options will expire five years after the date of termination. If Mr. Lichtenberger’s employment is terminated on account of death or Disability (as defined in the agreement), all unvested options shall immediately expire and the term of vested but unexercised options will expire one year after the date of termination. Mr. Lichtenberger has also entered into a Lock Up Agreement which contains limits as to when Mr. Lichtenberger may sell the shares underlying the options.
Should Mr. Lichtenberger’s employment be terminated by us for Cause or by Mr. Lichtenberger without Good Reason, he shall receive a lump sum cash payment equal to the sum of any accrued but unpaid base salary as of the date of termination and earned benefits under any of the our benefit plans. If Mr. Lichtenberger’s employment is terminated by us without Cause or by Mr. Lichtenberger for Good Reason, he shall receive a lump sum cash payment equal to the sum of his accrued base salary, earned bonus and severance pay for twelve months of base salary.

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Alan McGrevy
On April 10, 2007, we entered into an Employment Agreement with Alan McGrevy, our Vice President of Engineering. The initial term of the agreement is two years and the agreement provides that Mr. McGrevy’s base salary will be $190,000 per year. Mr. McGrevy will be eligible to earn performance based bonuses ranging from 20% to 50% of his base salary as determined by the Compensation Committee of the Board of Directors. The agreement also provided for a bonus of $50,000 for his service to our subsidiary, Kreido Laboratories, in 2006. The agreement also provides for a retention bonus of $150,000 to be payable in cash or our securities, at our discretion, if Mr. McGrevy (a) completes two full years of employment from the date of the agreement, (b) participates meaningfully and cooperates materially in training his successor to head our Engineering department and leads our future engineering and research efforts and (c) oversees the successful achievement of certain commercially reasonable performance specifications set forth by us for the 10G SST System as commercially deployed during its first year of service.
Mr. McGrevy was granted an option to purchase 580,000 shares of our common stock under the 2006 Plan at an exercise price of $1.20 per share on April 9, 2007. Options to purchase 145,000 shares of common stock vested upon execution of the agreement and the remainder of the options vest in eight equal installments of 54,375 each per calendar quarter beginning with the calendar quarter ending on June 30, 2007. If we terminate Mr. McGrevy’s employment in connection with a Change of Control or without Cause, or if Mr. McGrevy terminates his employment for Good Reason (each capitalized term as defined in the agreement), one half of all unvested options will immediately vest and the option term will continue for five years from the date of termination of employment. If we terminate Mr. McGrevy’s employment for Cause, all unvested options shall immediately expire and vested but unexercised options will expire 30 days after the date of termination. If Mr. McGrevy terminates his employment without Good Reason, all unvested options shall immediately expire and the term of vested but unexercised options will expire five years after the date of termination. If Mr. McGrevy’s employment is terminated on account of death or Disability (as defined in the agreement), all unvested options shall immediately expire and the term of vested but unexercised options will expire one year after the date of termination. Mr. McGrevy has also entered into a Lock Up Agreement which contains limits as to when Mr. McGrevy may sell the shares underlying the options.
Should Mr. McGrevy’s employment be terminated by us for Cause or by Mr. McGrevy without Good Reason, prior to the completion of a combined 10 years of employment by us or Kreido Laboratories, he will receive a lump sum cash payment equal to the sum of any accrued but unpaid base salary as of the date of termination and earned benefits under any of the our benefit plans. If Mr. McGrevy’s employment is terminated by us without Cause or by Mr. McGrevy for Good Reason, he shall receive a lump sum cash payment equal to the sum of his accrued base salary, earned bonus and severance pay for nine months of base salary. Should the termination occur after the completion of a combined 10 years of employment by us or Kreido Laboratories, the severance pay will be for twelve months of base salary instead of nine months.
Joel A. Balbien
On July 27, 2007, as a result of the resignation of Dr. Balbien as our Chief Executive Officer, the Employment Agreement between us and Dr. Balbien was terminated pursuant to a Separation Agreement and General Release. Pursuant to the Separation Agreement and General Release and taking into account the salary, accrued vacation, bonus and benefits provisions of the Employment Agreement being terminated, in resolution of all matters between us and Dr. Balbien, we made severance payments to Dr. Balbien of approximately $200,000.
Insurance and Indemnity
We have purchased and currently maintain directors and officers liability insurance in the amount of $15,000,000 covering our officers and directors. The policy has a term of 12 months beginning January 12, 2008. We have entered into Indemnity Agreements with each of our officers and directors that assures those individuals with indemnification and defense cost reimbursement protection to the fullest extent permitted by Nevada law. We believe that providing full indemnity protection is necessary to attract and retain qualified executives and board members.

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Director Compensation

	Fees				Non-Qualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
Betsy Wood Knapp	37,000	—	—	—	—	—	37,000
David Mandel	7,000	1,100	—	—	—	—	8,100
David Nazarian	7,000	1,100	—	—	—	—	8,100
Richard Redoglia	13,250	1,500	—	—	—	—	14,750
Murli Tolaney	14,500	1,500	—	—	—	—	16,000
Pursuant to our Outside Director Compensation Program adopted in 2007, our outside directors receive an (i) annual cash retainer of $20,000, payable quarterly, for service on the board, (ii) $1,000 for each board meeting and $500 for each committee meeting attended in person, and (iii) $500 for each board meeting and $250 committee meeting attended telephonically. Fees paid to directors for attending meetings may not exceed $1,000 if multiple meetings are attended in person on a given day. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings. In addition, each outside director is (x) granted 2,500 shares of our common stock upon his or her first election or appointment and (y) receives annual option grants to purchase 25,000 shares of our common stock on October 15 of each calendar year beginning October 15, 2007. The number of shares of common stock included in an annual option grant will be reduced by the number of shares of common stock included in option grants to the applicable outside director, in any capacity, within the 12 months preceding the October 15th grant date. Options granted to outside directors under the Outside Director Compensation Program will vest in two equal installments of six months each, provided that the outside director is serving as a director of our company on the vesting date. Options will be granted at the closing bid price on our common stock on the date of grant and will have terms of 10 years from the date of grant. Outside director options will be granted from the shares reserved for issuance under our 2006 Equity Incentive Plan. The Chairperson of the Board of Directors receives a cash retainer of $60,000 payable quarterly.
Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
As of the end of fiscal year 2007, we had the following securities authorized for issuance under the 2006 Equity Incentive Plan (the “2006 Plan”) and the adopted Kreido Labs’ 1997 Stock Compensation Program (the “1997 Program”):

			Number of securities
	Number of securities		remaining available for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,344,190	$0.75	505,810
Equity compensation plans not approved by security holders(2)	1,164,983	$0.36	—	(3)
Total	4,509,173	$0.65	505,810

(1)	Includes options and stock awards granted under the 2006 Plan, including options awarded to outside directors under the Outside Director Compensation Program.

(2)
1,164,983 shares of common stock are issuable upon exercise of outstanding options associated with the 1997 Program, which we adopted in 2007. These options are exercisable for shares of our common stock.

(3)
As of the January 12, 2007, the 1997 Program was frozen and no additional securities are available for future issuance under the 1997 Program. After adoption of the 1997 program, all awards granted under the 1997 Program are exercisable for shares of our common stock, on an as converted basis at the same ratio at which Kreido Labs’ common stock converted into our common stock pursuant to the Merger.

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Our board of directors and stockholders approved and adopted the 2006 Plan. A total of 3,850,000 shares of our common stock are currently reserved for issuance under the 2006 Plan. If an incentive award granted under the 2006 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2006 Plan.
As of December 31, 2007, 505,180 shares of our common stock were available for issuance under the 2006 Plan, and no options to purchase these shares were outstanding. Since the inception of the 2006 Plan, no shares of common stock have been issued upon the exercise of options granted under the plan. Through April 21, 2008, options to purchase a total of 3,344,190 shares of common stock were granted under the 2006 Plan.
On February 1, 2008, the compensation committee of the board of directors agreed to reprice the unvested options held by the company’s employees (other than the Chief Executive Officer) under the 2006 Plan to the closing market price on that date which was $0.33 per share. The company will reflect the effect of the repricing under SFAS 123(R) in the interim financial statements for the first quarter 2008 and, since the repricing only affects unvested shares, it will not affect amounts previously recorded.
Security Ownership of Certain Beneficial Owners and Management
As of April 21, 2008, there were 52,645,992 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of that date by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) persons who own more than 5% of our common stock. There is no other person known to us who beneficially owns more than 5% of our common stock. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of April 21, 2008 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

	Shares Beneficially Owned
		Percentage of
	Number of Shares	Common Stock
Name and Address of Beneficial Owner[2]	Beneficially Owned	Outstanding[1]
David Nazarian[3]	17,453,587	33.1%
Wellington Management Company, LLP[4]	7,424,400	14.1%
Betsy Wood Knapp[5]	4,823,809	9.2%
David R. Fuchs[6]	4,234,646	8.0%
David Mandel[7]	3,750,549	7.1%
G.A. Ben Binninger[8]	1,073,183	2.0%
Philip Lichtenberger[9]	930,919	1.7%
Alan McGrevy[10]	796,082	1.5%
John M. Philpott[11]	100,000	*
Larry Sullivan[12]	87,500	*
Richard Redoglia[13]	15,000	*
Murli Tolaney[13]	15,000	*
Joel A. Balbien[14]	0	*
Executive Officers and Directors as a Group	29,045,629	55.1%

*	Less than 1%.

(1)	Based on 52,645,992 shares of Kreido Biofuels, Inc. stock issued and outstanding as of April 21, 2008.

(2)	Each of our directors and executive officers may be reached at 1070 Flynn Road, Camarillo, California 93012, telephone (805) 389-3499.

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(3)
Includes shares to be held of record by (a) Smart Technology Ventures Advisors, LLC and its affiliates, Smart Technology Ventures III SBIC, L.P., Smart Technology Ventures III, L.P. and Smart Technology Ventures, II, LLC (the “STV Entities”), (b) the Y & S Nazarian Revocable Trust (the “Y&S Trust”), and (c) Younes Nazarian 2006 Annuity Trust (the “YN Trust,” collectively with the STV Entities and the Y&S Trust, the “STV Affiliates”). Includes 12,500 shares of common stock underlying options awarded under the 2006 Plan which are exercisable within 60 days of April 21, 2008 and 2,500 shares of restricted stock granted to David Nazarian as an outside director of our company. Also includes (i) 9,428,831 shares of common stock (which number includes 740,741 shares of common stock underlying warrants) beneficially owned by Smart Technology Ventures III SBIC, L.P., (ii) 2,087,854 shares of common stock beneficially owned by Smart Technology Ventures II, LLC (iii) 212,667 shares of common stock beneficially owned by Smart Technology Ventures II, LLC, (iv) 5,262,942 shares of common stock (which number includes 1,574,075 shares of common stock underlying warrants) beneficially owned by the Y&S Trust, (v) 427,204 shares of common stock (which number includes 213,604 shares of common stock underlying warrants) beneficially owned by the YN Trust, and (vi) 19,089 shares of common stock beneficially owned by the David and Angela Nazarian Family Trust. The address for the STV Affiliates is 1801 Century Park West, 5th Floor, Los Angeles, CA 90067. David Nazarian disclaims beneficial ownership of the shares held of record by the STV Affiliates.

(4)
Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 7,424,400 shares of our common stock which are held of record by clients of Wellington Management. Wellington’s address is 75 State Street, Boston, MA 02109.

(5)
Includes (a) 4,811,309 shares of common stock (which number includes 218,978 shares of common stock underlying warrants) beneficially owned by Betsy Wood Knapp and held of record by the Knapp Trust u/t/d 7/1/2004, of which Cleon T. Knapp and Betsy Wood Knapp are the trustees and (b) 12,500 shares of common stock underlying options awarded under the 2006 Plan which are exercisable within 60 days of April 21, 2008.

(6)
Includes (a) 3,223,167 shares of common stock (which number includes 95,645 shares of common stock underlying warrants) beneficially owned by Mr. Fuchs and (b) 1,011,479 shares of common stock (which number includes 123,333 shares of common stock underlying warrants) beneficially owned by the David R. Fuchs Charitable Remainder Trust. Mr. Fuch’s address is 1070 Flynn Road, Camarillo, California 93012.

(7)
Includes (a) 3,735,549 shares of common stock (which number includes 220,092 shares of common stock underlying warrants) beneficially owned by Mr. Mandel, (b) 12,500 shares of common stock underlying options awarded under the 2006 Plan which are exercisable within 60 days of April 21, 2008 and 2,500 shares of restricted stock granted to Mr. Mandel as an outside director of our company.

(8)
Includes (a) 33,848 shares of common stock underlying options awarded under the 1997 Program, (b) 226,835 shares of common stock underlying warrants, and (c) 712,500 shares of common stock underlying options awarded under the 2006 Plan, all of which are exercisable within 60 days of April 21, 2008 and 100,000 shares of restricted common stock awarded under the 2006 Plan.

(9)
Includes (a) 270,781 shares of common stock underlying options awarded under the 1997 Program, (b) 1,636 shares of common stock underlying warrants and (c) 362,500 shares of common stock underlying options awarded under the 2006 Plan, all of which are exercisable within 60 days of April 21, 2008 and 296,002 shares of restricted stock.

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(10)
Includes, (a) 270,781 shares of common stock underlying options awarded under the 1997 Program, and (b) 362,500 shares of common stock underlying options awarded under the 2006 Plan, all of which are exercisable within 60 days of April 21, 2008 and 162,801 shares of restricted stock.

(11)	Includes 75,000 shares of common stock underlying options awarded under the 2006 Plan which are exercisable within 60 days of April 21, 2008.

(12)	Includes 87,500 shares of common stock underlying options awarded under the 2006 Plan which are exercisable within 60 days of April 21, 2008.

(13)
Each includes 12,500 shares of common stock underlying options awarded under the 2006 Plan which are exercisable within 60 days of April 21, 2008 and 2,500 shares of restricted stock granted to Messrs. Redoglia and Tolaney as outside directors of our company.

Changes in Control
We are unaware of any contract or other arrangement of the operation of which may at a subsequent date result in a change of control of our company.
Item 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Directors of Kreido Biofuels, Inc.
Prior to the closing of the Merger, Kreido Biofuels transferred all of its operating assets and liabilities to Leaseco, a wholly-owned subsidiary, and on January 12, 2007, split-off Leaseco through the sale of all of the outstanding capital stock of Leaseco. In connection with the Split-Off, 19,444,444 shares of common stock held by Mr. Savceda, a former director of our company (prior to the Merger), were surrendered and cancelled without further consideration.
Transactions with Officers, Directors and Principal Stockholders of Kreido Labs
During 2004, 2005 and through October 31, 2006, Kreido Labs entered into a series of financing transactions with the following officers, directors and principal stockholders (the “Related Parties”):
•
STV III SBIC, a limited partnership that, together with its affiliates, Smart Technology Ventures, II, LLC, and Smart Technology Ventures, III, beneficially owns more than 5% of our issued and outstanding voting securities. David Nazarian, who is a member of our board of directors is a managing member of STV III SBIC;

•	Betsy Wood Knapp, the Chairperson of our board of directors and a beneficial owner of more than 5% of our issued and outstanding voting securities;

•	David Mandel, a member of our board of directors and a beneficial owner of more than 5% of our issued and outstanding voting securities; and

•	David R. Fuchs, a beneficial owner of more than 5% of our issued and outstanding voting securities.
The Related Parties owned 7,184,891 shares of Kreido Labs common stock which converted into 8,106,375 shares of our common stock in the Merger, at the same exchange rate at which all other common shares of Kreido Labs were converted into shares of our common stock. The numbers of shares issued to each of the Related Parties on January 12, 2007 following the Merger were as follows:

Related Party	Shares

STV III SBIC and affiliates	3,774,522
Ms. Knapp	1,279,289
Mr. Mandel	1,281,640
Mr. Fuchs	1,305,427

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In addition, as part of their purchase of convertible promissory notes in November, 2006, the Related Parties acquired warrants to acquire preferred shares of Kreido Labs. In September and October 2006, the Related Parties agreed to exercise their warrants on a cashless exercise basis and accept shares of Kreido Labs’ common stock upon their exercise at the rate of one share for each $1.54 of value to which the holder is entitled under the warrant. The shares issued to the Related Parties were converted into shares of our common stock at the same exchange rate at which all other shares of Kreido Labs common stock were converted into shares of our common stock in the Merger. As a result, upon completion of the Merger, shares of our common stock were issued to the Related Parties, as follows:

Related Party	Shares

STV III SBIC and affiliates	1,025,249
Ms. Knapp	348,998
Mr. Mandel	349,819
Mr. Fuchs	248,873
In November 2006, Kreido Labs issued promissory notes to certain of the Related Parties as part of the bridge financing. These Related Parties agreed to convert the $250,000 borrowed by Kreido Labs in November 2006 into units in our private placement offering at the rate of one unit for each $1.35 of debt under the promissory notes. These Related Parties received an aggregate of 185,188 Units on January 12, 2007, as follows:

Related Party	Aggregate Principal Amount	Units in Offering

Y & S Nazarian Revocable Trust	$125,000	92,593
Ms. Knapp	42,000	30,864
Mr. Mandel	42,000	30,867
Mr. Fuchs	42,000	30,864
The Y & S Nazarian Revocable Trust is partner of STV III SBIC and its related entities.
In December 2006, Kreido Labs issued additional promissory notes in the aggregate principal amount of $120,000 to certain Related Parties as part of a bridge financing in advance of the private placement offering of securities that we closed on January 12, 2007. These Related Parties agreed to have their promissory notes repaid with the proceeds of the private placement offering that closed on January 12, 2007. The notes were repaid by us upon the closing of the Merger and the private offering of our securities.
G.A. Ben Binninger previously served as a consultant to Kreido Labs and was paid $37,000 in 2007 and $72,000 in 2006.
Denica Gordon, the wife of David Mandel, provides public relations services to our company through her company, DGPR Consulting. In 2007, DGPR Consulting was paid $159,000 by our company for its services and reimbursement of expenses.
Director Independence
The board has determined that each of Betsy Wood Knapp, David Nazarian, Richard Redoglia and Murli Tolaney has no material relationship with us and is independent within NASDAQ director independence standards. G.A. Ben Binninger and David Mandel do not meet the aforementioned independence standard because Mr. Binninger is our Chief Executive Officer and Mr. Mandel’s wife, Denica Gordon, is a principal of DPG Consulting which provides public relations services to our company.

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Item 13. EXHIBITS
The following exhibits are either filed herewith or incorporated herein by reference:

Exhibit No.	Description	Reference

2.1	Agreement and Plan of Merger and Reorganization, dated as of January 12, 2007, by and among Kreido Biofuels, Inc., a Nevada corporation, Kreido Acquisition Corp., a California corporation and Kreido Laboratories, a California corporation.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

3.1	Amended and Restated Articles of Incorporation of Kreido Biofuels, Inc. (f/k/a Gemwood Productions, Inc.).	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-130606).

3.3	Amended and Restated Bylaws of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

4.1	Form of Investor Warrant of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

4.2	Form of Lock-Up Agreement by and between Tompkins Capital Group and each of the officers and directors of Kreido Biofuels, Inc., and certain stockholders of Kreido Laboratories.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.1	Escrow Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc., Joel A. Balbien and Gottbetter & Partners, LLP.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.2	Form of Subscription Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc. and the investors in the Offering.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

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Exhibit No.	Description	Reference

10.3	Form of Registration Rights Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc. and the investors in the Offering.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.4	Split-Off Agreement, dated as of January 12, 2007, by and among Kreido Biofuels, Inc., Victor Manuel Savceda, Kreido Laboratories and Gemwood Leaseco, Inc.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.5	Form of Indemnity Agreement by and between Kreido Biofuels, Inc. and Outside Directors of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.6	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.7	Form of Incentive Stock Option Agreement by and between Kreido Biofuels, Inc. and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.8	Form of Non-Qualified Stock Option Agreement by and between Kreido Biofuels, Inc. and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.9	Binding Term Sheet by and between Kreido Laboratories and Tompkins Capital Group dated as of September 1, 2006.	Incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

10.10	Amendment to Binding Term Sheet by and between Kreido Laboratories and Tompkins Capital Group dated as of October 25, 2006.	Incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

15

Exhibit No.	Description	Reference

10.11	Form of Indemnity Agreement for officers and directors.	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

10.12	Employment Agreement, dated April 4, 2007, by and between Kreido Biofuels, Inc. and Philip Lichtenberger.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2007 (File No. 333-130606).

10.13	Employment Agreement, dated April 10, 2007, by and between Kreido Biofuels, Inc. and Alan McGrevy.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2007 (File No. 333-130606).

10.14	Employment Agreement, dated April 28, 2007, by and between Kreido Biofuels, Inc. and Larry Sullivan.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2007 (File No. 333-130606).

10.15	Purchase Order Agreement, dated May 22, 2007, by and between Kreido Biofuels, Inc. and Certified Technical Services, L.P.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2007 (File No. 333-130606).

10.16	Amendment No. 1 to Registration Rights Agreement, dated June 12, 2007, by and between Kreido Biofuels, Inc. and certain investors in the Offering.	Incorporated by reference to Exhibit 10.19 to the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on June 22, 2007 (File No. 333-140718).

10.17	Separation Agreement and General Release dated July 27, 2007 by and between Kreido Biofuels, Inc. and Joel Balbien.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2007 (File No. 333-130606).

10.18	Kreido Biofuels, Inc. Outside Director Compensation Program adopted July 27, 2007.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2007 (File No. 333-130606).

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Exhibit No.	Description	Reference

10.19	Commercial Lease Agreement by and between Kreido Biofuels, Inc. and Acaso Partners, LLC effective August 1, 2007.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007 (File No. 333-130606).

10.20	Employment Agreement executed December 10, 2007 but effective December 1, 2007, by and between Kreido Biofuels, Inc. and G.A. Ben Binninger.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2007 (File No. 333-130606).

10.21	Employment Agreement, dated April 30, 2008, by and between Kreido Biofuels, Inc. and John M. Philpott.*

14.1	Code of Ethics.	Incorporated by reference to Exhibit 14.1 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

21.1	Subsidiaries of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2008 (File No. 333-130606).

23.1	Consent of Vasquez & Company LLP.	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2008 (File No. 333-130606).

31.1	Certification of the Chief Executive Officer, as required by Rule 13a-14(a) of the Securities Exchange Act of 1934.*

31.2	Certification of the Chief Financial Officer, as required by Rule 13a-14(a) of the Securities Exchange Act of 1934.*

*	Filed herewith

17

Item 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit and Related Fees
The following table presents fees for professional audit services rendered by Vasquez & Company LLP for the audit of our company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006 and fees billed for other services rendered by Vasquez & Company LLP during 2007 and 2006.

	2007	2006
Audit fees	$60,000	$70,000
Audit-related fees*	$88,000	$33,000
Tax fees	$—	$—
Other fees	$—	$—
Total:	$148,000	$103,000

*	Includes services rendered in filing the SB-2 registration statement and assistance in responding to the SEC comments.
Pre-approval Policies and Procedures
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to our audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis.

18

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KREIDO BIOFUELS, INC.
By:	/s/ G.A. Ben Binninger
G.A. Ben Binninger, CEO and Director
(Principal Executive Officer)

Date: April 30, 2008
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ G.A. Ben Binninger G.A. Ben Binninger	Chief Executive Officer and Director (Principal Chief Executive)	April 30, 2008
/s/ John M. Philpott John M. Philpott	Chief Financial Officer (Principal Accounting Officer)	April 30, 2008
/s/ Betsy Wood Knapp Betsy Wood Knapp	Director	April 30, 2008
/s/ David Mandel David Mandel	Director	April 30, 2008
/s/ David Nazarian David Nazarian	Director	April 30, 2008
/s/ Richard Redoglia Richard Redoglia	Director	April 30, 2008
/s/ Murli Tolaney Murli Tolaney	Director	April 30, 2008

19

EXHIBIT INDEX

Exhibit No.	Description	Reference

2.1	Agreement and Plan of Merger and Reorganization, dated as of January 12, 2007, by and among Kreido Biofuels, Inc., a Nevada corporation, Kreido Acquisition Corp., a California corporation and Kreido Laboratories, a California corporation.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

3.1	Amended and Restated Articles of Incorporation of Kreido Biofuels, Inc. (f/k/a Gemwood Productions, Inc.).	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-130606).

3.3	Amended and Restated Bylaws of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

4.1	Form of Investor Warrant of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

4.2	Form of Lock-Up Agreement by and between Tompkins Capital Group and each of the officers and directors of Kreido Biofuels, Inc., and certain stockholders of Kreido Laboratories.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.1	Escrow Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc., Joel A. Balbien and Gottbetter & Partners, LLP.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.2	Form of Subscription Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc. and the investors in the Offering.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.3	Form of Registration Rights Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc. and the investors in the Offering.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.4	Split-Off Agreement, dated as of January 12, 2007, by and among Kreido Biofuels, Inc., Victor Manuel Savceda, Kreido Laboratories and Gemwood Leaseco, Inc.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

Exhibit No.	Description	Reference

10.5	Form of Indemnity Agreement by and between Kreido Biofuels, Inc. and Outside Directors of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.6	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.7	Form of Incentive Stock Option Agreement by and between Kreido Biofuels, Inc. and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.8	Form of Non-Qualified Stock Option Agreement by and between Kreido Biofuels, Inc. and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.9	Binding Term Sheet by and between Kreido Laboratories and Tompkins Capital Group dated as of September 1, 2006.	Incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

10.10	Amendment to Binding Term Sheet by and between Kreido Laboratories and Tompkins Capital Group dated as of October 25, 2006.	Incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

10.11	Form of Indemnity Agreement for officers and directors.	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

10.12	Employment Agreement, dated April 4, 2007, by and between Kreido Biofuels, Inc. and Philip Lichtenberger.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2007 (File No. 333-130606).

10.13	Employment Agreement, dated April 10, 2007, by and between Kreido Biofuels, Inc. and Alan McGrevy.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2007 (File No. 333-130606).

Exhibit No.	Description	Reference

10.14	Employment Agreement, dated April 28, 2007, by and between Kreido Biofuels, Inc. and Larry Sullivan.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2007 (File No. 333-130606).

10.15	Purchase Order Agreement, dated May 22, 2007, by and between Kreido Biofuels, Inc. and Certified Technical Services, L.P.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2007 (File No. 333-130606).

10.16	Amendment No. 1 to Registration Rights Agreement, dated June 12, 2007, by and between Kreido Biofuels, Inc. and certain investors in the Offering.	Incorporated by reference to Exhibit 10.19 to the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on June 22, 2007 (File No. 333-140718).

10.17	Separation Agreement and General Release dated July 27, 2007 by and between Kreido Biofuels, Inc. and Joel Balbien.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2007 (File No. 333-130606).

10.18	Kreido Biofuels, Inc. Outside Director Compensation Program adopted July 27, 2007.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2007 (File No. 333-130606).

10.19	Commercial Lease Agreement by and between Kreido Biofuels, Inc. and Acaso Partners, LLC effective August 1, 2007.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007 (File No. 333-130606).

10.20	Employment Agreement executed December 10, 2007 but effective December 1, 2007, by and between Kreido Biofuels, Inc. and G.A. Ben Binninger.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2007 (File No. 333-130606).

10.21	Employment Agreement, dated April 30, 2008, by and between Kreido Biofuels, Inc. and John M. Philpott.*

14.1	Code of Ethics.	Incorporated by reference to Exhibit 14.1 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

Exhibit No.	Description	Reference

21.1	Subsidiaries of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2008 (File No. 333-130606).

23.1	Consent of Vasquez & Company LLP.	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2008 (File No. 333-130606).

31.1	Certification of the Chief Executive Officer, as required by Rule 13a-14(a) of the Securities Exchange Act of 1934.*

31.2	Certification of the Chief Financial Officer, as required by Rule 13a-14(a) of the Securities Exchange Act of 1934.*

*	Filed herewith

Exhibit 10.21
Employment Agreement
This employment agreement (“Agreement”), executed as of April 30, 2008 (“Effective Date”), by and between Kreido Biofuels, Inc., a Nevada corporation located at 1070 Flynn Avenue, Camarillo, California 93012 and Kreido’s wholly-owned subsidiary, Kreido Laboratories (collectively “Kreido” or the “Company”) and John M. Philpott, an individual (“Executive”).
Recitals
Whereas Executive currently is employed as Company’s Chief Financial Officer; and
Whereas Kreido wishes to continue to employ Executive as its Chief Financial Officer on an ongoing basis and Executive wishes to be so employed;
Now, therefore, in consideration of good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
Terms and Conditions
1.
Executive’s Duties; Title; Location. As of the Effective Date, Executive is employed as Kreido’s Chief Financial Officer (“CFO”) under the terms and conditions below. Executive shall do and perform all services, acts and things necessary and advisable to manage and conduct the business of the Company that are normally associated with the position of CFO. At all times during his employment, Executive shall report to and be subject to the direction and policies that are established from time to time by the Company’s Board of Directors (the “Board”) and Chief Executive Officer (“CEO”).

2.
Term And Termination. Except as specifically provided herein, the Term of this Agreement shall commence as of the Effective Date. The Term shall continue through and including April 30, 2009 unless it is terminated earlier as provided herein below or extended by agreement of the parties. The expiration of this Agreement at the end of its Term shall not constitute a termination of the employment of Executive.

3.
Efforts; Location. Executive shall work at Kreido’s Camarillo, California office. Executive shall not be required routinely to provide services outside of a reasonable commuting distance from the current Camarillo office except when traveling on Kreido business. The nature of the Executive’s duties requires flexibility in the days and hours that the Executive must work.

4.	Compensation.
4.1	Cash Compensation.
4.1.1	Base Salary. Executive shall receive an annual base salary of $195,000 in accordance with Kreido’s regular payroll practices. Base salary shall be effective as of April 1, 2008.
4.1.2
Bonus. Executive shall be entitled to participate in a performance-based executive bonus plan (“Bonus Plan”), which shall be promulgated by the Compensation Committee of the Company’s board of directors each fiscal year. The Bonus Plan will set forth three levels of target performance goals “TPGs” for fiscal years 2008 and 2009 which, if achieved, will entitle the Executive to a bonus of between $39,000 and $97,500 depending upon the level of TPG achieved. The TPGs will consist of a combination of goals for the Executive’s individual performance and the Company’s overall performance in a ratio of 75% Company performance and 25% individual Executive performance.

Bonuses paid under the Bonus Plan, if any, will be paid annually within 60 days after the end of the fiscal year. The foregoing notwithstanding, so long as Executive’s employment under this Agreement is not terminated voluntarily by Executive Without Good Reason pursuant to Section 8.1 of this Agreement, Executive’s bonus shall be no less than $39,000. In the event Executive’s employment is terminated by Company Without Cause or by Executive with Good Reason prior to the end of the applicable fiscal year, Executive shall be entitled to receive a pro rata portion of the bonus for such fiscal year, subject to a $10,000 minimum if other executive officers of the Company receive bonuses for such fiscal year.

4.2
Stock Options. Executive shall be entitled to participate in the Kreido Biofuels 2006 Equity Incentive Plan (“Plan”). Executive’s participation in the Plan shall be governed by the terms and conditions set forth in the applicable Plan documents to the extent the Plan documents are not inconsistent with the terms of this Agreement except to the extent required by law. Capitalized words not defined in this Agreement but used in this Section shall have the meanings ascribed to them in the Plan.

4.2.1
Grant of Options. On the Effective Date, or the Execution Date, if later, the Company will grant Executive an option to purchase 175,000 shares of the Company’s common voting stock under the Plan (the “Options”). Subsequently, the Executive shall be eligible for such additional grants of options and other permissible grants (collectively “Awards”) under the Plan as the Compensation Committee of the board of directors of the Company shall determine in its absolute discretion.

4.2.2
Option Exercise Price; Term. The per share exercise price of the Options shall be the final closing price per share of Company common stock on the date of grant, that being the Execution Date. The Term of the Option shall be ten years from the date of grant.

4.2.3
Vesting and Exercise. The Options shall vest and be exercisable as follows: 25,000 options shall vest on the Effective Date, or the Execution Date if later; and an additional 12,500 options shall vest on the first day of each of the twelve months beginning with May, 2008 and ending with April, 2009 (each a “Monthly Vesting”). Each such Monthly Vesting shall remain exercisable for a period of ten years from the date of grant, subject to Section 4.2.5(iv).

4.2.4	Termination of Service; Accelerated Vesting.
(i)
If the Executive’s employment is terminated by the Company for Cause as such term is defined below in Section 7.1.1, (1) all unvested Monthly Vestings shall expire immediately effective the date of termination, and; (2) all vested Monthly Vestings shall expire ten years following the date of the grant.

(ii)
If the Executive’s employment is terminated voluntarily by the Executive without Good Reason as such term is defined below, all unvested Monthly Vestings shall immediately expire effective the date of termination of employment. Vested Monthly Vestings, to the extent unexercised, shall expire on the later of ten years after the date of grant or the expiration of the contractual Lock-Up Agreement.

(iii)
If the Executive’s employment terminates on account of death or Disability, as defined below, all unvested Monthly Vestings shall immediately expire effective the date of death or termination of employment and all vested Monthly Vestings to the extent unexercised, shall expire ten years after the date of the grant unless otherwise limited by applicable federal or state law.

(iv)
If the Executive’s employment is terminated (A) in connection with a Change of Control as defined below, (B) by the Company without Cause, or (C) by the Executive for Good Reason, all unvested Monthly Vestings shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire ten years after the date of grant.

4.2.5
Payment. The full consideration for shares purchased by the Executive upon exercise of the Option shall be paid: (a) by delivery of a certified check payable to the order of the Company; (b) by delivery and attestation of Mature Shares (valued at their Fair Market Value on the date of delivery) or (c) by delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to the Company the amount necessary to pay the exercise price from the sale of proceeds of a loan from the broker with respect to the sale of such award or a broker loan secured by Mature Shares.

4.3
Grant of Restricted Stock. On the Effective Date (or the Execution Date, if later), the Company will issue to Executive 75,000 shares of  Company common stock under the 2006 Equity Incentive Plan, which shall be Restricted Stock in that it shall be subject to repurchase by the Company at the price of $0.01 per share if Executive shall not be in the employ of the Company through the Term of the Agreement other than due to: (1) the death or disability of Executive; (2) the termination of Executive’s employment by the Company Without Cause or due to a Change in Control; or (3) the termination of Executive’s employment by Executive for Good Reason.  The certificate representing the Restricted Stock shall be held in the custody of the Company or its designee for the account of the Executive pending delivery to Executive upon the lapse of the restriction.  The parties agree that the value of the Restricted Stock while subject to restriction is $0.01 per share. The Restricted Stock shall be subject to the restriction described herein and shall bear an appropriate legend with respect to the restriction.

4.3.1
Taxes. The Executive shall be liable for any and all taxes, including withholding taxes, arising out of this grant and the vesting of Restricted Stock hereunder. When the restriction on the Restricted Stock lapses, Executive may elect to satisfy Company’s withholding tax obligation by (1) remitting to Company the amount of Company’s minimum withholding obligation; (2) having Company retain that portion of the Restricted Stock having a fair market value equal to the Company’s minimum withholding obligation; (3) having the Company retain its minimum withholding obligation from payroll otherwise due and payable to Executive at the time the Restriction lapses; or (4) a combination of numbers 1 through 3. Executive shall notify Company of his election under this Section as soon as practicably possible after the restriction on the Restricted Stock has lapsed.

4.4	Additional Benefits.
4.4.1
Welfare Benefit Plans. Executive shall at all times be entitled to participate in all benefit, 401(k) and other ERISA-qualified plans made available to senior management executives of Kreido under the same terms offered to other senior management executives, including without limitation, health benefit coverage for Executive’s spouse and dependant children, if any.

4.4.2
Expense Reimbursement. Kreido shall reimburse Executive for all ordinary and necessary expenses reasonably incurred by Executive on Kreido’s behalf (“Business Expenses”). Business Expenses (including travel costs) in excess of $500 individually or $2,500 in the aggregate shall be approved in advance except in case of emergency. Additionally, Kreido will reimburse Executive for all reasonable amounts paid as dues and related education expenses including qualified courses, conferences and related travel and lodging to maintain the Executive’s CPA status as active, provided such dues and expenses are approved in advance by the Chief Executive Officer of Kreido. Executive shall provide Kreido with documentation for all Business Expenses at the time reimbursement is requested. In the event it is necessary for Executive to travel on Kreido’s behalf, Executive shall be entitled to fly and have travel accommodations on the same level as Kreido’s other most senior management Executives.

4.4.3
Discretionary Time Off. During his employment hereunder, Executive shall be entitled to accrue Paid Time Off (“PTO”) in accordance with Kreido’s regular PTO policy for all employees, or at the rate of twenty days per calendar year, whichever is greater. Executive shall be entitled to additional PTO of no more than two days per month (four days per month through June 30, 2008) to attend classes and study in the Executive MBA Program at the Graduate School of Management at UCLA. Executive shall provide the Company with a report each month of those days on which he was absent from work to attend and/or prepare for class. A total of five business days between June 30 and July 16 that Executive is traveling to, in, through and from the Peoples Republic of China shall be charged as PTO vacation days while the remaining Company business days will be paid as qualified work days.

4.4.4
Tuition Reimbursement . Company shall reimburse Executive up to $25,000 of the cost of his tuition at the Executive MBA Program at the Graduate School of Management at UCLA in which he is currently enrolled so long as he is employed hereunder provided that he passes the coursework (“Tuition Reimbursements”) and subject to the Company obtaining additional financing. The foregoing notwithstanding, in the event that prior to April 30, 2009, Executive voluntarily terminates his employment without Good Reason as defined in Section 8.1 of this Agreement, or the Company terminates Executive’s employment before that date with Cause as defined in Section 7.1, then a pro rata share (based upon a 12 month amortization) of the Tuition Reimbursements shall be deemed to have been payroll advances to Executive (“Payroll Advances”). All such payroll advances shall be recoupable against any accrued payroll, accrued and minimum bonuses and/or accrued but unused Paid Time Off due to Executive at the time of the termination of his employment. If any balance remains thereafter on such Payroll Advances, Executive agrees to remit the balance to the Company within 10 days after the termination of his employment.

5.	Proprietary Covenants of Executive.
5.1
No Conflicts of Interest. Executive acknowledges that he is bound to use good judgment, to adhere to the highest ethical standards, and to avoid situations that create an actual, potential, or apparent conflict of interest. Executive warrants and represents to Kreido that he is currently unaware of any actual, potential, or apparent conflicts of interest. He also agrees to immediately disclose to the Chief Executive Officer or Chairperson of Kreido any and all actual, potential, or apparent conflicts of interest, should they later arise. In addition, Executive covenants that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity presented to the Executive that could be reasonably feasible for the Company to undertake that directly or indirectly relate to the alternative fuels or chemical processing fields or any other area of express interest to the Company.

5.2	Covenant Not to Use or Disclose Confidential Information.
5.2.1
Definition of Confidential Information. For purposes of this Agreement, the term Confidential Information means all and any confidential information and/or trade secrets of Kreido, including without limitation, scientific discoveries, recipes, formulations, information encompassed in all advertising and marketing plans, customer lists, costs, pricing information, information concerning software and all concepts or ideas, in or reasonably related to the business of Kreido. Confidential Information shall not include any Kreido information that has been voluntarily disclosed to the public by Kreido, independently developed and disclosed by others, information about Kreido that Executive did not obtain by virtue of his employment or fiduciary relationship with the Company, or information which otherwise enters the public domain through lawful means.

5.2.2
Non-disclosure of Confidential Information. Executive expressly acknowledges that in the performance of his duties and responsibilities with the Company prior to the execution of this Agreement, he has been exposed to Confidential Information and that he will continue to be exposed to the Confidential Information after the execution of this Agreement. During his employment and for three years thereafter, Executive shall regard and preserve as confidential all Confidential Information pertaining to Kreido and its affiliates that have been or may be obtained by Executive in any way by reason of Executive’s employment by Kreido. Executive shall not, without the prior and specific written consent of Kreido, or unless ordered to do so by court order or subpoena (i) use, publicize, release or disclose to others, either during or after the period of employment, Confidential Information or (ii) take, retain or copy any Kreido executive compensation plans, Executive benefit plans, business plans, customer lists, costs, pricing information, documents, reports, information encompassed in advertising and marketing plans, or other concepts or ideas, in or reasonably related to the business of Kreido. Executive agrees to notify Kreido’s Board of Directors within two (2) business days of receipt of any court order or subpoena which calls for information deemed Confidential under this Agreement and to give Kreido reasonable opportunity to contest the subpoena. The foregoing notwithstanding, nothing contained in this Section 5.2.2 shall be construed to prevent Executive from using or disclosing Confidential Information when it is necessary for him to do so in the course of conducting his regular employment duties.

5.3
Covenant Not to Interfere With Kreido’s Business Relationships. During his employment and for a period of 12 months after the termination of his employment, executive shall not, whether for Executive’s own account or for the account of a third-party, solicit or endeavor to entice any employee or vendor of Kreido to end any business and/or contractual relationship with Kreido. In addition, Executive will not use any of Company’s Confidential Information in order to induce any client or customer of Kreido to end its relationship with the Company.

5.4	Ownership and Use of Materials.
5.4.1
Kreido Materials. Executive agrees that all information encompassed in all executive compensation plans, Executive benefit plans, business plans, advertising plans and marketing materials and other Confidential Information concerning Kreido, its Executives and shareholders, customer lists, costs, pricing information, documents, reports, plans, proposals or other items made or created by Executive or that come into Executive’s possession during the Term are the property of Kreido and shall not be used by Executive in any way after the Agreement is terminated.

5.4.2
Delivery of Materials. Upon termination of this Agreement, Executive shall promptly deliver to Kreido or destroy all of its executive compensation plans, Executive benefit plans, business plans, advertising plans and marketing materials and other Confidential Information concerning Kreido, its Executives and shareholders, customer lists, costs, pricing information, documents, reports, plans, proposals or other items made or created by Executive during the period of employment.

6.
Termination Due to Death or Disability. If Executive dies during the employment, Executive’s employment shall automatically cease and terminate as of the date of Executive’s death. In the event of Executive’s disability for a period of 120 consecutive days during any 365-day period, Company shall thereafter have the right, upon written notice to Executive, to terminate this Agreement, in which case the date of termination shall be the date of such written notice to Executive. As used herein, “disability” shall have the meaning provided in the Company’s disability insurance policy.

In the event of the termination of Executive’s employment due to his death or Disability, Executive’s estate and/or Executive shall be entitled to receive: (i) a lump sum cash payment, payable within ten (10) business days after the date of death equal to the sum of any accrued but unpaid salary and bonus as of the date of death; and (ii) earned Executive benefits, perquisites and reimbursements described in Section 4 inclusive, if any, as to which Executive may be entitled hereunder or under Executive benefit plans, programs and arrangements of Kreido through the date of death. In the event of the termination of Executive’s employment due to Disability, Executive shall not be entitled to any severance pay.

7.	Termination by Kreido.
7.1	Termination for Cause.
7.1.1
Definition of Cause. The term “Cause” for purposes of this Agreement means the following, which will constitute a material breach of this Agreement (“Material Breach”): Executive’s conviction of or plea of nolo contendere to any felony or any offense involving moral turpitude.

7.1.2
Entitlements Upon a Termination for Cause. In the event of the termination of the Executive’s employment hereunder due to a termination by the Company for Cause, on the date of termination Executive shall be entitled to receive: (i) a lump sum cash payment, payable immediately upon the termination of Executive’s employment, equal to the sum of any accrued but unpaid base salary and bonus as of the date of such termination plus any properly incurred but unpaid expense reimbursements and (ii) earned Executive benefits, as described in Section 4 of this Agreement, as to which Executive may be entitled hereunder or under Executive benefit plans, programs and arrangements of Kreido.

7.2
Termination Without Cause. Kreido may terminate Executive’s employment hereunder without Cause at any time by providing Executive written notice of such termination. If Executive’s employment is terminated without Cause, the termination shall take effect on the effective date of written notice of such termination to Executive (pursuant to Section 11.10).

7.2.1
Entitlements Upon a Termination Without Cause. In the event of the termination of Executive’s employment hereunder due to a termination by Kreido without Cause (other than due to Executive’s death), Executive shall be entitled to: (i) a lump sum cash payment, payable immediately upon the termination of Executive’s employment, equal to the sum of any accrued but unpaid base salary and bonus as of the date of such termination plus any properly incurred but unpaid expense reimbursements; (ii) earned Executive benefits, as described in Section 4 of this Agreement, as to which Executive may be entitled hereunder or under Executive benefit plans, programs and arrangements of Kreido through the date of his termination; and (iii) severance pay on the date of the Termination without Cause equal to Executive’s then-current base salary for nine months.

8.	Termination by Executive.
8.1
Termination Without Good Reason. Executive shall have the right to terminate Executive’s employment hereunder at any time without Good Reason (as defined below) upon written notice of such termination to Kreido. A voluntary termination by Executive in accordance with this Section 8.1 shall not be deemed a breach of this Agreement. Upon any voluntary termination of employment by Executive pursuant to this Section 8.1, Executive shall have the same entitlements as provided in Section 7.1.2 in the case of a termination by Kreido for Cause.

8.2	Termination With Good Reason. The following events constitute grounds for Executive to terminate his employment for good reason (“Good Reason”):
(i)	removal of Executive from the position specified in Section 1 without Cause;

(ii)	material diminution in Executive’s salary, duties or title;

(iii)	assignment to Executive of duties that are materially inconsistent with his position or that materially impair his ability to perform his duties;

(iv)
Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company; (D) any sale, lease, exchange or other transfer of stock (in one transaction or a series of transactions) which results in a single shareholder having more than 50% of the voting stock of the Company.

(v)
the foregoing notwithstanding, i, ii, and iii above will not constitute Good Reason unless Executive first notifies Kreido in writing describing the event(s) that constitutes Good Reason (Executive’s Notice of Good Reason ) and unless Kreido thereafter fails to cure such event(s) within fifteen business days after Executive delivers Executive’s Notice of Good Reason to Kreido (“Kreido’s Cure Period”). It will be incumbent upon Executive to deliver Executive’s Notice of Good Reason to Kreido within fifteen business days after making a good faith determination that an event constituting Good Reason has occurred.

8.2.1
Entitlements Upon a Termination for Good Reason. Upon Executive’s termination of his employment hereunder for Good Reason in accordance with Section 8.2 hereof, Executive shall have the same entitlements as provided under Section 7.2 for a termination by Kreido Without Cause.

9.	Right to Assign. This Agreement shall be assignable only by Kreido.

10.	Miscellaneous Terms.
10.1
Post-Termination Defense of Claims. In the event that Executive and/or Kreido are named as defendants in any legal proceeding arising from the operation of Kreido’s business, Kreido shall defend, indemnify and hold Executive harmless to the full extent required by law. Kreido shall provide Executive with defense counsel of Kreido’s choosing, but who is also reasonably acceptable to Executive. In the event Executive’s interests in the proceeding are adverse to Kreido’s interests, Kreido shall provide Executive with the reasonable costs and fees of an attorney of Executive’s choosing.

10.2	Alternative Dispute Resolution; Mediation Before Arbitration.
10.2.1
Arbitrable Disputes. To the fullest extent allowed by law, any controversy, claim, or dispute between Executive and Kreido (and/or any of its directors, shareholders, officers, Executives, representatives or agents) relating to or arising out of his employment or the termination of that employment (“Arbitrable Dispute”) will be submitted to final and binding arbitration in Ventura County, California. Executive agrees to execute the Mutual Agreement to Arbitrate attached hereto as Exhibit “A” and incorporated herein by reference.

10.2.2
Mediation Before Arbitration. The foregoing provisions regarding Arbitration notwithstanding, before any Arbitrable Dispute is submitted to arbitration, the Parties agree to mediate such dispute in good faith with a professional mediator in Ventura County who is also a licensed attorney experienced in the area of employment law. If the parties cannot agree on the choice of a mediator, each party shall select a mediator, the two of whom will then select a third mediator who alone will conduct the mediation. In the event one party makes a demand on the other for mediation to which such party fails to respond for a period of thirty days, the party demanding mediation may then submit the dispute directly to Arbitration pursuant to the Mutual Agreement to Arbitrate.

10.3
Limitation of Claims. To the fullest extent allowed by law, every controversy, claim, or dispute between Executive and Kreido (and/or its directors, shareholders, officers, Executives, representatives and agents) relating to or arising out of his employment or the termination of that employment (“Claim”) shall be asserted in writing, with a specific demand first to mediate and then, if still necessary, to arbitrate the Claim, by the party asserting such Claim (“Claimant”) and delivered to the non-asserting party no later than twelve months after the Claimant knows or should have known of the existence of the Claim or the Claim will be forever barred. The foregoing notwithstanding, any such Claim that has a statutory limitations period shorter than twelve months will be subject to the shorter statutory limitations period.

10.4	Executive’s Fiduciary Duty to Company. No term contained herein is intended to nor shall be construed to limit or reduce Executive’s fiduciary duties to the Company.
11.	General Terms and Conditions.
11.1
Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach; provided, however, that either party to this Agreement may waive any obligation owed to such party, if such waiver is in writing signed by an authorized signer.

11.2
Integration; Modification. This Agreement constitutes the entire understanding and agreement between Kreido and Executive regarding its subject-matter and supersedes all prior negotiations and agreements between them with respect to its subject-matter whether oral or written. This Agreement may not be modified except by a writing signed by Executive and the Chief Executive Officer or Chairperson of Kreido.

11.3
Enforceability; Severability. If any provision of this Agreement shall be deemed invalid or unenforceable in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

11.4	Binding Effect. All the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11.5	Descriptive Headings. The paragraph and section headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

11.6
Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one agreement. Facsimile signatures on this Agreement shall be treated as original signatures.

11.7
Third-Party Beneficiaries. No person shall be a third-party beneficiary of this Agreement and no person other than the parties hereto and their permitted successors and assigns shall receive any of the benefits of this Agreement.

11.8	Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.
11.9
Arms Length Agreement. This Agreement has been negotiated at arms length between persons knowledgeable in the matters dealt with herein. Accordingly, any rule of law or any statute, legal decision, or common law principle of similar effect that would require interpretation of any ambiguity in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

11.10
Notices. All notices, statements and other documents that any party is required or desires to give to the other party hereunder shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery or by facsimile at the respective addresses of the parties as set forth below, or at such other addresses as may be designated in writing by such party in accordance with the terms of this Section 11.10.

If to Kreido:	Kreido Biofuels, Inc.
1070 Flynn Avenue
Camarillo, California 93012
Attention: Betsy Knapp, Chair of the Board and
G.A. Ben Binninger, CEO
Fax: (805) 384-0989

If to Executive:	John Philpott
INFORMATION ON FILE

Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) when deposited in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon deposit with the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic facsimile transmission (as confirmed in writing), provided a copy is mailed within twenty-four (24) hours after such transmission.

IN WITNESS WHEREOF, Kreido and Executive have executed this Agreement this  _____  day of April, 2008.
This Agreement is subject to an arbitration agreement, which is attached hereto and incorporated herein by reference.

KREIDO BIOFUELS, INC., a Nevada corporation and KREIDO LABORATORIES, a California corporation		EXECUTIVE:

By:
	G.A. Ben Binninger, Chief Executive Officer	John M. Philpott

EXHIBIT A
MUTUAL AGREEMENT
TO
ARBITRATE CLAIMS
This Agreement is between Kreido Biofuels, Inc. (“Company”) and George A. Binninger (referred to as “I” or “me”). While I am employed by the Company or thereafter, disputes may arise between the Company and me related to my employment. By entering into this Agreement, both the Company and I anticipate that we will benefit by resolving these disputes through binding arbitration.
Arbitration is a fair and impartial procedure that in most cases is faster and less expensive than civil litigation. References to “the Company” in this Agreement include Kreido Biofuels, Inc., its parents, subsidiaries, shareholders, partners, directors, and all affiliates of Kreido Biofuels, Inc., together with all benefit plans of Kreido Biofuels, Inc. and the sponsors, fiduciaries and administrators of such benefit plans.
Claims Covered by This Agreement: Except as described in the next paragraph, this Agreement applies to all disputes between the Company and me, all claims the Company may have against me, and all claims I may have against the Company or its agents, arising out of my employment with the Company or the termination of my employment (referred to as Claims). This Agreement will apply to Claims asserted during my employment with the Company or after it has ended. Claims covered by this Agreement include but are not limited to: claims for breach of express or implied contract or covenant; claims for the commission of any intentional or negligent tort; claims for violation of any federal, state or local law, ordinance, regulation or rule; claims for wages, benefits or other compensation due; claims for wrongful termination, demotion or disciplinary action; and claims of discrimination or harassment under the Fair Employment and Housing Act and Title VII of the Civil Rights Act, as amended.
Claims Not Covered by This Agreement: This Agreement does not apply to the following claims: Claims for worker’s compensation or unemployment compensation benefits; Claims or charges before any administrative agency having jurisdiction of the Claim, if private dispute resolution procedures cannot be compelled as to such Claim; or Claims for benefits under a benefit plan which has a claim procedure inconsistent with this Agreement.
Exclusive Remedy: All Claims must be resolved according to the procedures in this Agreement, and not otherwise except for the provision for Mediation before Arbitration as provided in the Employment Agreement between me and the Company of even date herewith (the “Employment Agreement”). Neither the Company nor I will file or prosecute any lawsuit or administrative action in any way related to any Claim, except as expressly permitted by this Agreement and the Employment Agreement. Either the Company or I may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement. The parties understand and agree that they are waiving any right to a jury trial by entering into this Agreement.
Arbitration: All Claims must be resolved through final and binding arbitration. The arbitrator must be a neutral arbitrator chosen by the parties. Arbitration will take place at a location determined by the arbitrator in Los Angeles County, California. The arbitration will be administered in compliance with (a) the Federal Arbitration Act, U.S. Code, Tit. 9, §  1 et seq., California Arbitration Act, or such other state or federal law as may be adopted, (b) the procedures set forth below and, (c) to the extent not inconsistent with such procedures, the then existing AAA California Employment Dispute Resolution Rules. Any dispute about the interpretation, applicability, enforceability or validity of this Agreement, or whether any issue is subject to arbitration under this Agreement, will be determined by the arbitrator.

Arbitration Procedures; Discovery:
5.1 A deposition is a chance for each party to ask questions of a witness, and the witness must answer the questions under oath, with a court reporter present. Each party may take the deposition of whatever persons they elect to depose. Additional depositions may be ordered by the arbitrator. At or before the final Arbitration Management Conference, each party will provide the other with copies of all non-privileged documents in their possession or control which they intend to introduce as exhibits at the hearing or on which they rely to support their positions.
5.2 Interrogatories, Requests to Produce, and Requests to Admit are written methods that the parties may use to learn about the other party’s case. These discovery methods will be allowed in the manner permitted under California Arbitration Act, Calif. Code of Civil Proc. § 1283.05.
5.3 The arbitrator may rule on pre-hearing disputes and hold such pre-hearing conferences by telephone or in person as he or she may determine. Either party may make motions to dismiss, for summary judgment and/or for summary adjudication of issues.
5.4 Either party may submit, or the arbitrator may order either or both parties to submit, a brief before the arbitration hearing. Either party, at its own expense, may arrange for a court reporter to provide a stenographic record of proceedings at the hearing. The arbitrator will apply the substantive law and the law of remedies of the State of California or the United States, as applicable to the Claims.
5.5 After the end of the arbitration hearing, either party may file a post-hearing brief within a time set by the arbitrator.
5.6 The arbitrator shall issue a written award, which shall include a statement of the essential findings and conclusions on which the award is based. The award will be final and binding on the parties to the arbitration. The arbitrator’s award may be reviewed by a court of competent jurisdiction.
Arbitration Costs: the Company will pay the costs of arbitration, including reasonable fees imposed by the AAA and the arbitrator. I will be responsible for the costs of discovery initiated by me or on my behalf, any depositions noticed by me or on my behalf, expert witnesses retained by me or on my behalf and for any out-of-pocket expenses incurred by me or on my behalf.
Legal Representation: In any arbitration under this Agreement, both the Company and I may be represented by legal counsel of our own choosing. Each of us will be responsible for the fees of our own counsel, provided that an arbitrator may award attorneys’ fees to the prevailing party under any applicable statute or written agreement to the same extent that attorneys’ fees could be awarded in standard civil litigation. This provision for the award of attorneys’ fees is subject to the provisions of the Employment Agreement requiring Mediation before Arbitration.
Integrated Agreement; Amendment: This Agreement contains the final and complete expression and understanding between the Company and me with respect to the subjects covered hereby. This Agreement cannot be amended or modified except in writing, signed by an authorized representative of Kreido Biofuels, Inc. and by me.
Severability: If any provision of this Agreement is held invalid, in whole or part, such invalidity will not affect the remainder of such provision or the remaining provisions of this Agreement.
Headings: The headings in this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement or any provision hereof.

Successors and Assigns: This Agreement will be binding upon, and inure to the benefit of, the Company, me and our respective heirs, executors, administrators, representatives, successors and assigns.
Governing Law: I acknowledge that the Company is engaged in interstate commerce and that this Agreement is covered by the provisions of the Federal Arbitration Act. This Agreement is to be construed, and the rights and obligations of the parties hereunder determined, in accordance with the laws of the United States and the State of California.
IMPORTANT
I agree that I have been given a reasonable opportunity to read this Agreement carefully, I have read it, understand it and I am signing it voluntarily. I have not been promised anything for signing it that is not described in this Arbitration Agreement and the Employment Agreement. The Company encourages me to discuss this Agreement with my legal advisor if I wish before signing it.
In Witness Whereof, Kreido and Executive have executed this Agreement this  _____  day of April, 2008 (the “Execution Date”).

KREIDO BIOFUELS, INC.		EXECUTIVE:

By:
	G.A. Ben Binninger, Chief Executive Officer	John M. Philpott

EXHIBIT 31.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER
I, G.A. Ben Binninger, certify that:
1. I have reviewed this Form 10-KSB/A of Kreido Biofuels, Inc.;
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
4. The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and
5. The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.
Dated: April 30, 2008

/s/ G.A. Ben Binninger
G.A. Ben Binninger
Chief Executive Officer (authorized officer of registrant)

EXHIBIT 31.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER
I, John M. Philpott, certify that:
1. I have reviewed this Form 10-KSB/A of Kreido Biofuels, Inc.;
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
4. The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and
5. The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.
Dated: April 30, 2008

/s/ John M. Philpott
John M. Philpott
Chief Financial Officer (principal accounting officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2008
OR

☐	TRANSACTION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                 TO
COMMISSION FILE NUMBER 333-130606
KREIDO BIOFUELS, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

NEVADA	20-3240178

(State or Other Jurisdiction of Incorporation Organization)	(I.R.S. Employer Identification No.)
1070 Flynn Road, Camarillo, California 93012
(Address of Principal Executive Offices)
(805) 389-3499
(Issuer’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
Indicate by check mark whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☑
Indicate by check mark whether the issuer is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☑
At May 7, 2008 the issuer had 52,645,992 shares of common stock issued and outstanding.

FORM 10-Q QUARTERLY REPORT
QUARTERLY PERIOD ENDED MARCH 31, 2008

PART I
Item 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Kreido Biofuels, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,527,000	$6,470,000
Other current assets	70,000	56,000

Total current assets	3,597,000	6,526,000
Property and equipment — net	15,596,000	14,148,000
Patents, less accumulated amortization of $219,000 and $201,000 at March 31, 2008 and December 31, 2007, respectively, and a valuation reserve of $241,000 and $223,000 at March 31, 2008 and December 31, 2007, respectively	418,000	421,000
Other assets	437,000	437,000

Total assets	$20,048,000	$21,532,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of capital leases	$55,000	$57,000
Accounts payable	2,329,000	1,538,000
Accrued expenses	255,000	250,000

Total current liabilities	2,639,000	1,845,000
Capital leases, less current portion	77,000	86,000

Total liabilities	2,716,000	1,931,000

Stockholders’ equity

Preferred stock, $0.001 par value, authorized 10,000,000 shares; issued and outstanding were zero shares	—	—

Common stock, $0.001 par value. Authorized 300,000,000 shares; issued and outstanding were 52,545,992	52,000	52,000
Restricted common stock, $0.001 par value; issued and outstanding were 100,000	—	—
Additional paid-in capital	47,483,000	47,253,000
Deferred compensation	(25,000)	(31,000)
Deficit accumulated during the development stage	(30,178,000)	(27,673,000)

Net stockholders’ equity	17,332,000	19,601,000

Total liabilities and stockholders’ equity	$20,048,000	$21,532,000

See notes to unaudited condensed consolidated financial statements

Kreido Biofuels, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months	Three Months	Period from January 13,
	Ended March 31,	Ended March 31,	1995 (Inception)
	2008	2007	to March 31, 2008
Operating expenses
Research and development	$227,000	$20,000	$17,145,000
General and administrative	1,596,000	704,000	10,601,000
Loss on impairment of property and equipment	716,000	—	716,000
Loss on sale of property and equipment	—	—	89,000
Loss from retirement of assets	5,000	—	326,000

Loss from operations	(2,544,000)	(724,000)	(28,877,000)
Other income (expense)
Interest expense	—	—	(3,082,000)
Interest income	41,000	192,000	794,000
Other income	—	—	1,154,000
Other expenses	—	—	(154,000)

Total other income (expense)	41,000	192,000	(1,288,000)

Loss before income taxes	(2,503,000)	(532,000)	(30,165,000)
Income tax expenses	2,000	1,000	13,000

Net loss	$(2,505,000)	$(533,000)	$(30,178,000)

Net loss per share — basic and diluted	$(0.05)	$(0.01)	$(0.57)

Shares used in computing net loss per share	52,645,992	52,532,202	52,645,992

See notes to unaudited condensed consolidated financial statements

Kreido Biofuels, Inc.
(A Development Stage Company)
Condensed Consolidated Statement of Stockholders’ Equity
(Unaudited)

							Deficit
							Accumulated
			Restricted Common		Additional		During the
	Common Stock		Stock		Paid-In	Deferred	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Equity
Balance, January 1, 2008	52,545,992	$52,000	100,000	$—	$47,253,000	$(31,000)	$(27,673,000)	$19,601000
Compensation expense	—	—	—	—	230,000	6,000	—	236,000
Net loss	—	—	—	—	—	—	(2,505,000)	(2,505,000)

Balance, March 31, 2008	52,545,992	$52,000	100,000	$—	$47,483,000	$(25,000)	$(30,178,000)	$17,332,000

See notes to unaudited condensed consolidated financial statements

Kreido Biofuels, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months	Three Months	Period from January 13,
	Ended March 31,	Ended March 31,	1995 (Inception)
	2008	2007	to March 31, 2008
Cash flows from operating activities
Net Loss	$(2,505,000)	$(533,000)	$(30,178,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	76,000	44,000	1,699,000
Loss on impairment of property and equipment	716,000	—	716,000
Loss on sale of assets	—	—	89,000
Patent write-down and reserve	18,000	—	488,000
Loss on retirement of assets	5,000	—	326,000
Noncash stock compensation	236,000	11,000	1,845,000
Amortization of convertible debt discount	—	—	1,236,000
Inducement to convert debt discount	—	—	152,000
Inducement to convert debt	—	—	58,000
Changes in operating assets and liabilities:
Prepaid and other assets	(14,000)	(57,000)	(558,000)
Accounts payable and accrued expenses	796,000	40,000	3,338,000
Accrued interest on notes	—	—	669,000

Net cash used in operating activities	(672,000)	(495,000)	(20,120,000)

Cash flows from investing activities
Purchase and construction of property and equipment	(2,227,000)	(1,554,000)	(16,853,000)
Proceeds from sale of assets	—	—	95,000
Investments in patent application	(33,000)	(32,000)	(1,547,000)

Net cash used in investing activities	(2,260,000)	(1,586,000)	(18,305,000)

Cash flows from financing activities
Proceeds from the issuance of Series A convertible preferred stock	—	—	938,000
Proceeds from the issuance of Series B convertible preferred stock	—	—	1,500,000
Proceeds from the issuance of Series C convertible preferred stock	—	—	2,424,000
Proceeds from the issuance of Series B1 preferred stock	—	—	720,000
Proceeds from the issuance of common stock warrants	—	—	217,000
Proceeds from the issuance of common stock	—	23,044,000	22,849,000
Proceeds from issuance of long-term debt	—	—	14,381,000
Principal repayment of long-term debt and capital leases	(11,000)	(136,000)	(1,077,000)

Net cash provided by (used in) financing activities	(11,000)	22,908,000	41,952,000

Net increase (decrease) in cash and cash equivalents	(2,943,000)	20,827,000	3,527,000
Cash and cash equivalents at beginning of period	6,470,000	59,000	—

Cash and cash equivalents at end of period	$3,527,000	$20,886,000	$3,527,000

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$—	$13,000	$354,000
Income taxes	2,000	1,000	13,000
See notes to unaudited condensed consolidated financial statements.

Kreido Biofuels, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months	Three Months	Period from January 13,
	Ended March 31,	Ended March 31,	1995 (Inception)
	2008	2007	to March 31, 2008
Supplemental disclosure of noncash investing and financing activities
Acquisition of property and equipment through capital leases	$—	$73,000	$867,000
Additions to property and equipment through settlement of capital lease	—	—	61,000
Additions to property and equipment through issuance of common stock	—	—	100,000
Conversion of notes payable into Series A preferred stock	—	—	1,180,000
Conversion of notes payable into Series C preferred stock	—	—	5,530,000
Conversion of accounts payable into Series C preferred stock	—	—	30,000
Conversion of accrued interest into Series C preferred stock	—	—	441,000
Warrants issued in connection with convertible notes	—	—	2,007,000
Conversion of Series A preferred stock into Series A1 preferred stock	—	—	2,118,000
Conversion of Series B preferred stock into Series A1 preferred stock	—	—	1,511,000
Conversion of Series C preferred stock into Series B1 preferred stock	—	—	8,414,000
Conversion of notes payable into Series B1 preferred stock	—	—	850,000
Conversion of accrued interest into Series B1 preferred stock	—	—	18,000
Conversion of notes payable into common stock	—	5,257,000	5,257,000
Conversion of accrued interest into common stock	—	863,000	863,000
Conversion of Series A preferred stock into Series A1 common stock	—	3,628,000	3,628,000
Conversion of Series B preferred stock into Series A1 common	—	10,011,000	10,011,000
Conversion of Kreido Laboratories common stock into common stock	—	155,000	155,000
See notes to unaudited condensed consolidated financial statements

Kreido Biofuels, Inc.
(A Development Stage Company)
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2008
NOTE 1 BASIS OF PRESENTATION
The unaudited condensed consolidated financial statements of Kreido Biofuels, Inc. (“Kreido” or “the Company”) at March 31, 2008 and for the three month periods ended March 31, 2008 and 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the full year. They do not include all information and notes required by United States generally accepted accounting principles for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes contained in Kreido’s Annual Report on Form 10-KSB as amended by Form 10-KSB/A for the period from inception (January 13, 1995) through December 31, 2007.
The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
NOTE 2 ORGANIZATION
Kreido Biofuels, Inc. was incorporated as Gemwood Productions, Inc. under the laws of the State of Nevada on February 7, 2005. Gemwood Productions, Inc. changed its name to Kreido Biofuels, Inc. on November 2, 2006. The Company took its current form on January 12, 2007 when Kreido Laboratories (“Kreido Labs”), completed a reverse triangular merger with Kreido Biofuels, Inc. The Company wholly-owns two subsidiaries, Kreido Chicago LLC and Kreido Wilmington LLC, which are currently not active, as well as Kreido Labs; its operating subsidiary.
Kreido Labs, formerly known as Holl Technologies Company, was incorporated on January 13, 1995 under the laws of the State of California. Since incorporation, Kreido Labs has been engaged in activities required to develop, patent and commercialize its products. Kreido Labs is the creator of reactor technology that is designed to enhance the manufacturing of a broad range of chemical products. The market for these products is developing in parallel to the Company’s activities.
The cornerstone of Kreido Labs’ technology is its patented STT® (Spinning Tube in Tube) diffusional chemical reacting system, which is both a licensable process and a licensable system. In 2005, the Company demonstrated how the STT® could make biodiesel from vegetable oil rapidly with almost complete conversion and less undesirable by-products. The Company has continued to pursue this activity, has built and tested, a pilot biodiesel production unit and is in the process of developing the first of its commercial biodiesel production plants in the United States that it expects will produce approximately 33 million to 50 million gallons per year.
The Company considers itself a development stage enterprise because it has not yet earned significant revenue from its commercial products or biodiesel production plants. The Company builds and intends to own or license innovative chemical and bio-chemical reacting systems and biodiesel production plants.
NOTE 3 LIQUIDITY AND GOING CONCERN ISSUES
The Company, a development stage company, has suffered recurring losses from operations and at March 31, 2008 had an accumulated deficit of $30,178,000 that raises substantial doubt about its ability to continue as a going concern.

The Company currently is in the process of attempting to raise approximately $25 million in net financing. The Company believes that it can satisfy its cash requirements for at least the next four months and has implemented some preliminary cost reductions in overhead and tightened cash payments, however it will need to obtain the additional $25 million in the second quarter of 2008 in order to support its current plan’s funding needs as follows:
•	completing construction of the first plant (approximately $17 million),

•	funding the purchase of starting raw materials and the start-up of plant operations (approximately $3.5 million), and

•	supporting corporate operations and overhead through June 30, 2009 (approximately $4.5 million).
Thereafter it expects projected operating results may provide sufficient cash to fund its projected operations for the immediately foreseeable future and believes additional financing will be available if and when needed. If the Company is unable to achieve projected operating results and/or obtain such additional financing in the second quarter, management will be required to curtail growth plans or suspend planned development activities.
No assurances can be given that the Company will be successful in raising additional financing. The condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.
NOTE 4 PROPERTY AND EQUIPMENT
Property and equipment at March 31, 2008 and 2007 is summarized as follows:

	2008	2007
Furniture and fixtures	$150,000	$151,000
Machinery and equipment	846,000	857,000
Office equipment	136,000	136,000
Leasehold improvements	254,000	254,000
Spare plant parts and equipment	515,000	—
Construction in progress	14,297,000	13,301,000

Total	16,198,000	14,699,000
Less accumulated depreciation and amortization	(602,000)	(551,000)

Net book value	$15,596,000	$14,148,000

The Company has manufactured spare STT® Reactors, which are in various stages of completion, and has purchased spare parts for these reactors. These reactors and spare parts will be used as backup for the plant under construction or used in other plants once the technology is proven. As of March 31, 2008, because the technology of the STT® Reactors has not been proven under commercial production conditions and due to funding limitations, the Company has reserved $716,000 of the capitalized overhead and labor costs of these reactors as well as a portion of the cost of the spare parts and equipment as a possible impairment. No other property and equipment is considered impaired.
Depreciation expense for the three months ended March 31, 2008 and 2007 was $58,000 and $26,000, respectively, including related depreciation for capital leases. Equipment recorded under capital leases totaled $230,000 and $347,000 at March 31, 2008 and 2007, respectively.
NOTE 5 CONSTRUCTION IN PROGRESS AND PLANT DEVELOPMENT ACTIVITIES
In October 2007, the Company completed the construction and test operation of a pilot biodiesel production unit (“pilot plant”) at an existing biodiesel production facility operated by Foothills Bio-energies, LLC. Full pilot plant operations are expected to begin in the summer of 2008. Kreido has commenced development of one of its full scale biodiesel production plants (“full scale plant”). The Company is in the process of finalizing the lease for the site of the full scale plant. The Company expects to substantially complete the construction of the full scale plant in 2008. Total estimated costs to be incurred for construction of the full scale plant is between $30 million and $32 million, which includes approximately $4 million of infrastructure costs that can be utilized by the expansion to a second plant at the same location.

Cost of construction of the full scale plant is comprised of the following: 1) site selection, leasing, permitting and other legal compliance; (2) architectural, design and engineering; (3) labor, overhead and materials to build in-house the four STT® Reactors; (4) designing, engineering and manufacturing of the plant production unit which includes components such as centrifuges, tanks, control panels and other equipment being built by third parties for delivery to the plant site; and (5) the general contractor fees, engineering and construction of the buildings and physical improvements including tanks, piping, boilers and various lab and other equipment and machinery comprising the plant. As of March 31, 2008, development expenditures of $14.3 million have been incurred and recorded as construction-in-progress and, approximately $3.0 million was committed through purchase orders issued to sub-contractors and equipment vendors for services and equipment to be provided after March 31, 2008. The Company will probably enter into additional purchase orders and contracts.
NOTE 6 NET LOSS PER COMMON SHARE
Basic net loss per common share is calculated by dividing the net loss applicable to common shares by the weighted-average number of common and common equivalent shares outstanding during the period. For the three months ended March 31, 2008, there were no potential common equivalent shares used in the calculation of weighted-average common shares outstanding as the effect would be anti-dilutive because of the net loss. During the three months ended March 31, 2008 and 2007, the Company issued additional stock option shares of 75,000 and 1,355,384, respectively. The Company also cancelled stock options of 6,250 and 149,868 shares for the three months ended March 31, 2008 under its 2006 Equity Incentive Plan and 1997 Stock Compensation Program, respectively. No options were cancelled for the same period in 2007.

		Period from
		Inception
	Three Months	(January 13,
	Ended	1995) through
	March 31, 2008	March 31, 2008
Weighted-average shares used to compute basic and diluted net loss per common share:	52,645,992	52,645,992

Securities convertible into shares of common stock not used to compute net loss per share because the effect would be anti-dilutive:
Stock options under the 2006 Equity Incentive Plan	3,289,150	3,289,150
Stock options under the 1997 Stock Compensation Program	1,015,116	1,015,116
Stock associated with warrants arising from private placement of common stock	18,498,519	18,498,519
Other stock associated with warrants	437,355	437,355

	23,240,140	23,240,140

NOTE 7 STOCK-BASED COMPENSATION
Effective January 1, 2006 the Company adopted SFAS 123(R) “Share Based Payment” using the modified prospective approach and accordingly prior periods have not been restated to reflect the impact of SFAS 123(R).
Upon the adoption of SFAS123(R), the Company recorded $1,000 and $7,000 of compensation costs for the three months ended March 31, 2008 and 2007, respectively, relating to stock options granted to employees and non-employees from 2003 to 2006. The compensation costs are based on the fair value of the stock options at the grant date.
In December 2007, the Company issued 100,000 shares restricted common stock to one of its officers. The shares are subject to repurchase by the Company for $1,000 if the officer terminates his employment voluntarily or is terminated for cause before May 31, 2009. This transaction was recorded under deferred compensation and amortized over a period of 18 months. Compensation expense for the three months ended March 31, 2008 was $5,000.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock option awards. The fair value of the options issued during the year ended March 31, 2008 was estimated using the Black-Scholes option-pricing model with the following assumptions: risk free interest rates 2.75%, expected life range of 5.25 to 5.583 years and expected volatility of 92%. The expected stock price volatility assumption was based on the average volatility of similar public companies for the period prior to the Company’s reverse merger. The expected term assumption used in the option pricing model was based on the “safe harbor” approach under SEC Staff Accounting Bulletin (SAB) No. 107, (SAB 107), where the “expected term = ((vesting term + original contractual term) / 2).” The risk free interest rate assumption was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the expected term. A projected dividend yield of 0% was used as the company has never issued dividends.
Summary stock option activity is as follows:

	Number of	Weighted Average
	Options	Exercise Price
Balance at December 31, 2007	4,385,384	$0.65

Granted	75,000	0.33
Exercised	—	—
Cancelled	(156,118)	1.35

Balance at March 31, 2008	4,304,266	$0.44

The Company has recorded in general and administrative expenses, $4,000 of compensation expense for the three month period ended March 31, 2007, relating to stock options issued to non-employees for services rendered during that period. There was no compensation expense for stock options issued to non-employee for the three months ended March 31, 2008.
The following table summarizes information regarding options outstanding and options exercisable at March 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted-Average
Range of Exercise	Outstanding at	Remaining	Weighted-Average	Exercisable at	Weighted-Average
Prices	March 31, 2008	Contractual Life	Exercise Price	March 31, 2008	Exercise Price
$0.09 – 0.19	860,572	2.02	$0.10	845,529	$0.10
$0.20 – 0.89	2,692,856	9.05	0.35	893,006	0.32
$0.90 – 1.85	750,725	9.02	1.17	750,725	1.17
$1.86 – 2.53	113	2.05	1.86	113	1.86

	4,304,266	7.64	$0.44	2,489,373	$0.50

On February 1, 2008, the compensation committee of the board of directors agreed to reprice the unvested options held by the Company’s employees under its 2006 Equity Incentive Plan. These options were repriced for only those granted in 2007, with an exercise price above the closing market price on February 1, 2008, which was $0.33 per share. The Company determined the additional compensation expense under SFAS 123(R) to be $22,000. Since the repricing only affected unvested shares, it does not affect amounts already recorded and the increased amount will be recorded over the remaining vesting period.
In accordance with the provisions of SFAS 123(R), the Company has recorded stock-based compensation expense of $230,000 for the three months ended March 31, 2008, which includes the compensation effect for the options repriced. The stock-based compensation expense is based on the fair value of the options at the grant date. There was no stock-based compensation expense for the three months ended March 31, 2007.
NOTE 8 CONTINGENCY
In March 2004, Kreido Labs and a former officer and shareholder of Kreido Labs reached agreement on the terms of a settlement of disputes arising out of the termination of the former officer and shareholder’s employment with Kreido Labs. The settlement was never completed. The former officer and shareholder recently demanded implementation of the settlement including the payment of approximately $190,000 plus interest. Kreido Labs disputes any obligation to the former officer and shareholder. The Company will continue to assess the progress of the dispute.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
THE FOLLOWING DISCUSSION AND ANALYSIS PROVIDES INFORMATION WHICH OUR MANAGEMENT BELIEVES IS RELEVANT TO AN ASSESSMENT AND UNDERSTANDING OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION. THIS DISCUSSION SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO OUR CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE INCLUDED IN THIS REPORT, AND WITH OUR ANNUAL REPORT ON FORM 10-KSB FILED ON MARCH 31, 2008 AS AMENDED BY FORM 10-KSB/A FILED ON APRIL 30, 2008.
In addition to historical information, this discussion and analysis contains forward-looking statements that relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied in the forward-looking statements.
As used in this report, the terms “we,” “us,” and “our,” mean Kreido Biofuels, Inc. and our subsidiaries, unless otherwise indicated.
We took our current form on January 12, 2007, when our wholly-owned subsidiary, Kreido Acquisition Corp., or Acquisition Sub, and Kreido Laboratories, or Kreido Labs, executed a Merger Agreement and Plan of Reorganization, or the Merger Agreement. On January 12, 2007, Acquisition Sub merged with and into Kreido Labs, with Kreido Labs remaining as the surviving corporation and as our wholly-owned subsidiary, or the Merger. Also contemporaneously with the closing of the Merger, we split-off another wholly-owned subsidiary, Gemwood Leaseco, Inc., a Nevada corporation, through the sale of all of the outstanding capital stock of Gemwood Leaseco, Inc., or the Split-Off. As a consequence of the sale of Gemwood Leaseco, Inc., we discontinued all of our business operations which we conducted prior to the closing of the Merger, and spun off all material liabilities existing prior to that date in any way related to our pre-closing business operations. Our primary operations are now those operated by Kreido Labs.
The Merger was treated as a recapitalization of our company for accounting purposes. Our historical financial statements before the Merger were replaced with the historical financial statements of Kreido Labs in all filings with the SEC subsequent to January 12, 2007.
As the result of the Merger, the Split-Off and the change in our business and operations from an unrelated services business to a technology company focusing on the production of biofuel, a discussion of the pre-January 1, 2007 financial results of Kreido Biofuels, Inc. is not pertinent, and our financial results as consolidated with Kreido Labs, the accounting acquirer, are presented here. Thus, the discussion of our financial results for fiscal year 2006 addresses only Kreido Labs. The discussion of our financial results for fiscal year 2007 addresses our company, including our subsidiaries on a consolidated basis.
Kreido Labs is a corporation founded to develop proprietary technology for building micro-composite materials for electronic applications. In 1995, Kreido Labs began to develop the technology used in the design and assembly of our STT® Reactor. Kreido Labs thereafter sought to develop the technology to improve the speed, completeness and efficiency of certain chemical reactions, including esterifications and transesterifications, in the pharmaceutical and chemical industries. We designed and developed the STT® Reactor which incorporates our proprietary and patented “spinning tube-in-tube” design configuration to improve the speed and yield of chemical reactions. One of the Environmental Protection Agency’s largest laboratories has been using our STT® Reactor-based technology since 2004 to develop and evaluate new chemical processes and develop and optimize protocols for use of the STT® Reactor by public and private entities. Beginning in the last quarter of 2005, Kreido Labs began to evaluate the advantages of the STT® Reactor specifically for the production of biodiesel. In the first quarter of 2006, Kreido Labs elected to focus almost exclusively on the biodiesel industry and began to prepare and execute our current business plan. On January 12, 2007, as a result of the Merger, Kreido Labs became a wholly-owned subsidiary of Kreido Biofuels, Inc.

Plan of Operations
We plan to commercialize our proprietary equipment system for biodiesel production on an industrial scale and to become one of the leading providers of biodiesel in the United States and elsewhere. We expect to execute our business plan by generating revenues from multiple sources: 1) by building and operating our own STT® biodiesel Production Units; 2) licensing our STT® Reactor-based technology to others which may require one of our production units to be in operation, and 3) in the longer term, by providing technology and investing in businesses that will develop or use our STT® Reactor-based technology for production of biofuels and other products.
We have selected a 3.8 acre site at the Port of Wilmington in North Carolina as our flagship biodiesel production plant, the Wilmington Plant. We will lease the site from the Wilmington Port Authority. We selected the Wilmington Plant site because of its Mid-Atlantic location, its direct access to a deep water port as well as to a railroad system, and its proximity to the east coast market and the biodiesel market in Europe. We have recently obtained all of the permits and other governmental approvals necessary for us to begin construction of the Wilmington Plant.
The Wilmington Plant will be comprised of our STT® Production Units, pipelines to and from storage tanks, and an administrative and operations building. We have built four STT® Reactors, each with approximately 13 Mgpy capacity for use in our Wilmington STT® Production Units and built four additional STT® Reactor units to be used for a second plant, as back-up reactors to the Wilmington Plant or for sale to future customers. The initial capacity of the Wilmington Plant will be approximately 33 to 50 Mgpy of biodiesel production. We have the flexibility of constructing a second plant adjacent to the initial Wilmington Plant that may double our capacity to between 66 and 100 Mgpy of biodiesel production. We expect to employ approximately 20 persons, whether hired locally or outsourced, in connection with the 24 hour operations of the Wilmington Plant.
To date, we have accomplished the development and production of our STT® Reactor internally and the development of the STT® Production Unit by outsourcing to a professional engineering firm and a manufacturer of engineered packaged systems. Our engineering partner is R.C. Costello & Assoc. Inc. of Redondo Beach, California. This firm provides engineering design and improvements for chemical plants, natural gas plants and refineries, with an emphasis on process intensification. The firm has 11 years’ experience in reaction engineering, distillation and process safety.
Our manufacturing partner is Certified Technical Services L.P. of Pasadena, Texas. This firm has been a heavy industrial contractor and manufacturer of engineered packaged systems for 20 years. It is currently constructing the first STT® Production Unit in modular form for delivery to the Wilmington Plant site.
We have also entered into a letter agreement with the Vopak Terminal Wilmington, Inc. for the use of four bulk storage tanks and the handling of through put by Vopak at its liquid storage tank terminal adjacent to the Wilmington Plant site. We will pay Vopak variable facility and service charges. We expect to finalize a Terminal Agreement shortly which will be for an initial term of ten years subject to automatic five year renewal options. We expect that the base annual occupancy cost for the Wilmington Plant will be approximately $2,750,000. We incurred $645,000 in costs related to the Vopak agreement during the three months ended March 31, 2008.
We plan to use diversified feedstock in our plants. For sales, marketing and distribution, we have engaged ECO Energy, a privately held Tennessee corporation that provides biodiesel marketing capability across North America. ECO Energy is a fully integrated marketing company supported by an experienced sales force, a knowledgeable logistics and scheduling department, customer service, and an online computer system that we will be able to access to streamline all necessary correspondence for daily shipments and transportation transactions. We have engaged this marketing company to handle the sales and transportation logistics of our biodiesel production. ECO Energy has committed to purchasing all of the biodiesel produced at our North Carolina facility based on prices negotiated by ECO Energy and accepted by us.

We anticipate that we will execute our business strategy with the following actions:
•	hire additional manufacturing, production plant operations, sales, marketing and business development personnel;
•	construct at least one company-owned production plant equipped with STT® Production Units; and

•	enter into discussion with parties interested in licensing the STT® Production Units for both domestic and international biodiesel production.
We are developing the Wilmington Plant which will employ our STT® Production Units. The development of the Wilmington Plant will require significant expenditures on equipment and materials and we have used most of the proceeds of our January 2007 private placement in connection with the plant development. As feedstock and biodiesel prices change or as the demand for superior biodiesel production technology increases, we may determine that it is in our best interest to sell or license our STT® Production Units in lieu of building other plants. We believe that our STT® Production Unit technologies will provide us with price, efficiency and safety advantages when compared to other persons developing conventional biodiesel plants. In the execution of our business plan, we anticipate that we will increase our number of employees in the next 12 months to approximately 35 employees if we do not outsource the operation of our plant.
We are actively pursuing approximately $25 million of net additional capital for the following uses:
•	completing construction of the Wilmington plant (approximately $17 million);

•	funding the purchases of raw materials and the start-up of plant operations (approximately $3.5 million); and

•	supporting corporate operations and overhead through June 30, 2009 (approximately $4.5 million).
If we do not raise the additional capital, we believe that we can satisfy our cash requirements for the next four months and have begun reducing our operating expenditures through employee headcount and salary reductions, a scale back in corporate operating expenditures as well as deferring the payment of previously ordered equipment for our STT® Production Units.
Consolidated Results of Operations for the three months ended March 31, 2008 and 2007
Operating Expenses
Operating expenses of $2.5 million for the three months ended March 31, 2008 increased by $1.8 million compared to $724,000 for the same period in 2007. Research and development expense for the three months ended March 31, 2008 were $227,000 compared to $20,000 for the same period in 2007, an increase of $207,000. Research and development expenses increased for the first quarter of 2008 compared to the same period in 2007 due primarily to the hiring of a chief technology officer and a scientist in the second quarter of 2007 whose costs were not reflected in 2007. Overall, research and development expenses will be stable or decreasing due to the shift away from research and development and into the commencement of the construction of the biodiesel production plants and our commercial STT® Reactor, the related costs of which are being capitalized. General and administrative costs increased to $1.6 million for the three months ended March 31, 2008 from $704,000 for the same period in 2007. The increase was related to costs incurred from the rental of tanks from Vopak, the costs associated with being a public company, an increase in stock compensation expense from the issuance and repricing of stock options to employees and an increase in payroll related costs from the hiring of additional personnel. Also during the quarter, we expensed $716,000 of the labor and overhead allocation and other costs attributed to building extra reactors and acquiring spare parts as an impairment reserve. We expect operating expenses, especially general and administrative costs, to increase over the next few years as construction activities increase and as we grow and add personnel. Additionally, we will continue to incur additional costs associated with tank rentals, the requirements of operating as a public reporting entity and from the issuance of stock and stock options.

Other Income (Expense)
Other income (expense) for the three months ended March 31, 2008 declined to $41,000 from $192,000 for the same period in 2007. Other income for the three months ended March 31, 2008 and 2007 consisted of interest income. We expect interest expense for 2008 to increase to reflect the cost of financing, if and when completed. The interest income decrease reflects the changes in the available cash balances.
Net Loss
Net loss for the three months ended March 31, 2008 was $2,505,000, or about 370% increase compared to the net loss of $533,000 for the same three month period for 2007. There were no net sales or gross profit for the three months ended March 31, 2008 and 2007. We expect to incur net losses for the next couple of years as we continue to construct our biodiesel production plants and implement our business plan.
Liquidity and Capital Resources
A summary of our sources and use of cash for the three months ended March 31, 2008, is as follows:
•	Source of cash consisted of interest income of $41,000.

•
Uses of cash consisted of plant development costs including purchases of fixed assets and construction of plant components and reactors of $2.2 million, operating expenses of $1.5 million (net of non-cash expenses such as loss on impairment of property and equipment, stock compensation, and depreciation and amortization), repayment of capital leases of $11,000 and investments in patents of $33,000 for a total use of cash of $3.7 million.

•
The decrease in cash balance to $3.5 million results from net sources of $41,000 less uses of cash of $3.7 million plus an increase in the amounts due to vendors of $796,000 which will be paid in future periods.

We currently estimate that the cost of our Plant will be approximately $30 million to $32 million. We estimate that we will need approximately $25 million of net additional capital to complete the construction of the Wilmington Plant, acquire our initial inventory of feedstock, and initiate plant operations as well as commence the construction of our STT® Reactors for the next biodiesel production plant. We are actively pursuing a combination of sources to arrange and obtain additional capital. We are in discussions with various institutional lenders and investors to provide a portion of the funds from fully secured debt that may have an equity linked structure. The nature of this type of debt will require levels of guarantees and covenants and will be at debt costs that we believe are consistent with financing costs of other alternative fuels development stage companies in our current financial situation. We are also considering equity financing alternatives to supplement and provide added security for secured debt financing including offering our warrant holders an opportunity to amend and exercise their warrants currently exercisable at $1.85 per share at a price more comparable to current market value, and the issuance of shares of preferred stock or debt instruments that would be convertible into shares of common stock. We are also in discussion with commercial banks and lenders for equipment and inventory financing, all of which will require some level of security interest and guarantees. New common stock purchase warrants may be issued to providers of capital to us. Our ability to obtain additional capital and the timing and cost of obtaining such capital will be affected by project related factors, specific factors related to our company, such as the performance of our reactor technology, the biodiesel industry conditions and capital market economic conditions which are currently unstable. The construction of our Wilmington Plant could be delayed pending our arranging the complete financing package.
The details of the cash flow activities for the three months ended March 31, 2008 are discussed below.
Net cash used by operating activities for the three months ended March 31, 2008 was $672,000 as compared to $495,000 for the same period in 2007. Net cash used by operations is primarily related to operating costs and an increase in accounts payable which consisted of certain large payments due to vendors associated with the rental of storage tanks and the construction of our biodiesel production plant. In addition, we incurred an increase in stock compensation costs compared to the prior period.

Net cash used by investing activities for three months ended March 31, 2008 was approximately $2.3 million which was an increase from $1.6 million used by investing activities for the same period in 2007. The cash used in 2008 and 2007 consisted primarily of the purchase and construction of equipment and facilities associated with our Wilmington Plant. Costs of the plant consist of: (1) site selection, leasing, permitting and other legal compliance; (2) architectural, design and engineering; (3) labor, overhead and materials to build in-house the STT® Reactors; (4) designing, engineering and manufacturing of the plant production unit which includes components such as centrifuges, tanks, control panels and other equipment being built by third parties for delivery to the plant site; and (5) the general contractor fees, engineering and construction of the buildings and physical improvements including tanks, piping, boilers and various lab and other equipment and machinery comprising the plant. In addition, approximately $3.0 million was committed through purchase orders issued to sub-contractors and equipment vendors for services and equipment to be provided after March 31, 2008 with additional purchase orders and contracts likely to be entered into in the future months. We also invested $33,000 in patents for three months ended March 31, 2008.
Net cash used by financing activities for three months ended March 31, 2008 was $11,000 which is due to repayment of capital lease obligations. For the same period in 2007, $22.9 million was provided by financing activities consisting primarily of the private placement sale of our common stock netting proceeds to us of approximately $23 million. This was offset by the repayment of outstanding notes and the payment of capital leases of $136,000.
As discussed above, we believe that at least an additional $25 million in net financing will be needed to support our current plan’s funding needs. Since the first plant, and any subsequent plants, will require additional funding to complete, we have not committed to constructing an additional plant only to starting the construction of the next four STT® Reactors. However, if funding is not available at the level we may need or at terms acceptable to us or our investors, we will need to change or scale back our operating plans, which would negatively affect existing stockholders and we may not be successful in executing our operating plan as anticipated.
Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
Revenue Recognition
Our revenues are expected to be derived from the sale of biodiesel as well as from the licensing of our patented processes, leasing our patented equipment to carry out the licensed processes and providing on-going technical support and know-how. Revenues from product sales will be recorded upon shipment. Revenues from technology licensing will be, based upon the nature of the licensing agreement, recorded upon billing due date established by contractual agreement with the customer or over the term of the agreement. For sales arrangements with multiple elements, we will allocate the undelivered elements based on the price charged when an element is sold separately. Through March 31, 2008, we have recognized no commercial or licensing revenue. It is anticipated that once we have built and begin operating the commercial biodiesel production plants, the majority of revenue will be based upon the sale of biodiesel to distributors.
Research and Development
Research and development costs related to the design, development, demonstration, and testing of reactor technology are charged to operations as incurred.

Cash and Cash Equivalents
We consider all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents.
Use of Estimates
Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods covered by the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Depreciation and Amortization
The provision for depreciation of property and equipment is calculated when put into service on the straight-line method over the estimated useful lives of the related assets, generally ranging from five to seven years. Leasehold improvements are amortized over the shorter of the useful life of the related asset or the lease term.
Patents
Capitalized patent costs consist of direct costs associated with obtaining patents such as legal expenses and filing fees. Patent costs are amortized on a straight-line basis over 15 years, which is the expected life, beginning in the month that the patent is issued. Patent costs are capitalized beginning with the filing of the patent application. The patents are tested for impairment annually, or more frequently if events or conditions indicate the asset might be impaired and the carrying value may not be recoverable. These conditions may include an economic downturn, new and or competitive technology, new industry regulations and a change in our operations or business direction. The impairment tests include a comparison of estimated undiscounted cash flows associated with the asset’s carrying amount. If the assessment determines that the fair value is less than the carrying amount of the patent, an impairment charge is recorded to reduce the amount of the patent.
Impairment of Long-Lived Assets
We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, a loss is recorded as the excess of the asset’s carrying amount over its fair value. We have reserved a portion of the amount of its assets for future plants and spare parts. No other assets were determined to be impaired as of March 31, 2008.
Stock-Based Compensation
Effective January 1, 2006, we adopted SFAS 123(R) “Share Based Payment” using the modified prospective approach and accordingly prior periods have not been restated to reflect the impact of SFAS 123(R). Under SFAS 123(R), stock-based awards granted prior to January 1, 2006 will be charged to expense over the remaining portion of their vesting period. These awards will be charged to expense under the straight-line method using the same fair value measurements which were used in calculating pro forma stock-based compensation expense under SFAS 123. For stock-based awards granted on or after January 1, 2006, we determined stock-based compensation based on the fair value method specified in SFAS 123(R), and we will amortize stock-based compensation expense on the straight-line basis over the requisite service period.
For periods prior to January 1, 2006, SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.

Fair Value of Financial Instruments
The carrying values reflected in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short maturity of these instruments. The carrying value of convertible notes payable and capital leases approximates their fair value based upon current market borrowing rates with similar terms and maturities.
Comprehensive Loss
Except for net loss, we have no material components of comprehensive loss, and accordingly, the comprehensive loss is the same as the net loss for all periods presented.
Recent Accounting Pronouncements
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We will review the effect of the adoption of this statement, and if it applies, it is likely to have a material effect on our future financial position or results of operations.
In December 2007, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (revised 2007), “Business Combinations.” The new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. This Statement is effective for us starting January 1, 2009 and we currently believe it will have no financial impact on us.
In December, 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective prospectively, except for certain retrospective disclosure requirements, for fiscal years beginning after December 15, 2008. We currently believe this Statement will have no financial impact on us.
In February 2007, the Financial Accounting Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective for us on January 1, 2008. We evaluated the impact of the adoption and determined that it does not have any impact on our current financial condition or results of operations.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We evaluated the impact of the adoption and determined that it does not have any impact on our current financial condition or results of operations.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B, promulgated by the SEC.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Not applicable.
Item 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
In connection with the preparation of this Quarterly Report on Form 10-Q, an evaluation was performed, under the supervision of, and with the participation of, our management, including the Chief Executive Officer and Chief Financial Officer (who is also our Chief Accounting Officer), of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-(e) to the Securities Exchange Act of 1934). In performing this evaluation, management reviewed, among other things, the selection, application and monitoring of our historic accounting policies. Based on that evaluation, our management, including the Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures at March 31, 2008 and thereafter were effective and designed to ensure that the information required to be disclosed in our reports filed with the SEC is recorded, processed, summarized and reported on a timely basis.
Changes in Internal Control Over Financial Reporting
No significant changes in our internal controls over financial reporting has occurred during the quarter ended March 31, 2008 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
PART II
Item 1. LEGAL PROCEEDINGS
From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.
Item 1A. RISK FACTORS
An investment in our common stock is highly speculative and involves a high degree of risk. Investors should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.
We have had no operating history as a producer of biodiesel or as a producer of equipment systems for the biodiesel industry. Our anticipated results of operation and financial condition are planned and estimated on the basis of our assumptions with respect to our anticipated operations.
We have no operating history in our contemplated biodiesel production business and, to date, have not earned any revenues in connection with that business. We have no experience operating, selling or licensing processing equipment or complete systems to the biodiesel or other fuel industry. We have only recently, in the fourth quarter of 2005, begun to pursue commercial applications for the STT® Reactor in the biodiesel industry. Accordingly, it may be difficult for investors to evaluate our business prospects or our ability to achieve our business objectives. If our efforts do not result in both revenues and profits, we may be forced to cease operations and liquidate, and investors may lose their entire investment.
If we cannot successfully address these risks, our contemplated business and the anticipated results of our contemplated operations and financial condition would suffer.

Risk Related to the Contemplated Conduct of our Business
We have been a development stage company since 1995 and have a history of significant operating losses. We may not ever achieve or maintain profitability.
We have incurred significant operating losses since our inception, and, as of March 31, 2008, we have accumulated a deficit of approximately $30.2 million. We may continue to incur operating losses, depending largely upon the commercial success of our STT® Reactor and STT® Production Units. To date, we have neither sold nor licensed any commercial-scale products. We will need to generate revenues in excess of our expenses to become profitable, and we may be unable to do so. If we do not become profitable, the value of our common stock may decline.
Our operating losses may increase as we continue to incur losses from producing biodiesel and as we continue to incur expenditures for manufacturing, sales and marketing, research and development and legal and general corporate activities. Whether we achieve and maintain profitability depends in part upon our ability, alone or with others, to successfully complete the development of biodiesel production facilities, to sell biodiesel at a profit, to successfully complete the development of our equipment systems and to sell or license those equipment systems at prices that enable us to generate a profitable return.
We will require additional funding to execute our business plan, and additional funding may not be available. If additional funding is available, it may not be offered to us on terms that are satisfactory to our board of directors.
We require additional capital to sufficiently fund the construction of our Wilmington Plan and our on-going operations. We may not be able to obtain additional capital on terms favorable to us or at all.
Based upon our projected activities, we believe that we will need at least an additional $25 million, net, in the second quarter of 2008 to support our current plan’s funding needs of completing construction of the Wilmington Plant, acquiring our initial feedstock inventory, funding initial plant operations and commencing the construction on the STT® Reactors for the next biodiesel production plant. Since the first and any subsequent plants will require additional funding to complete we have not committed to constructing an additional plant, only to the construction of the next four STT® Reactors and purchasing of some spare parts. However, if funding is not available at the level we may need or at terms acceptable to us or our investors, we may need to change or scale back our operating plans, which would negatively affect existing stockholders. If adequate funds are not available, we likely will not be successful in executing our business plan as anticipated and, as a result, we may be forced to curtail growth, suspend operations and explore other alternatives in an effort to realize value for our stockholders.

We are considering a combination of funding sources including debt or convertible debt financing, an equipment and raw materials inventory lines-of-credits, a warrant exchange offer, a preferred stock offering financing, and local government bond financing. Challenging market conditions and our current financial stability have affected the availability and cost of funds from various sources and there will have to be some level of collateral and guarantees provided for many of the financing alternatives. We cannot be certain that additional financing will not be needed beyond our current and projected needs or will be available when required and, if available, that it will be on terms satisfactory to us. These financings will likely be dilutive to existing stockholders. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet our funding requirements, this would adversely affect our anticipated results of operations and financial condition.
We may be required to adapt our business plan to capital market and alternative energy market changes.
We may find it necessary or advisable to substantially alter or materially change our commercialization activities to respond to changes that occur in the future. In October 2007, we modified our business plan to focus on the development of the Wilmington, North Carolina location, the location of our first biodiesel production plant, with a plan and permits to expand the site to occupy an additional plant when time and capital permits.
Although core to our business plan is to own and operate biodiesel production plants in the United States for our own account, part of our contemplated business strategy is to license STT® Production Units to others both within and outside of the United States. The portion of our contemplated business model that calls for us to license STT® Production Units to others is dependent on the market’s willingness to adopt a new biodiesel production technology. Our STT® Production Unit may never gain acceptance from the biodiesel market, which would put in jeopardy that portion of our business model that relies on licensing STT® Production Units to others. This risk is amplified by the fact that, although we are currently building our first commercial-scale STT® Production Units, we have not completed building our first such unit. None of our products are currently being used to produce biodiesel on a commercial scale of the size of our currently planned plant.
Should biodiesel producers fail to adopt our STT® Biodiesel Production Units, or should a superior competing technology be developed, it may not be possible to fund our operations as expected. The degree of market acceptance of our STT® Biodiesel Production Units will depend on numerous factors, including the effectiveness of our product, and the biodiesel market’s willingness to use a new processing technology.
Our ability to execute our business plan is dependent on the growth and maintenance of substantial demand for biodiesel in the United States. It is impossible to predict what the current demand for biodiesel is since so little of it is currently being produced and we believe most, if not all, is being sold. Accordingly, the failure of a biodiesel market to develop could adversely affect our anticipated results of operations and financial condition. Additionally, we are dependent on the use of vegetable oils as the key raw material in the production of biodiesel. The cost of vegetable oils has continued to rise to record levels over the last nine months which has made it more difficult for biodiesel production plants to make positive cash flow and profits. If we are unable to make positive cash flows and profits over a reasonable period of time we may have to change or scale back our business plan.
We have not produced or operated any commercial-scale STT® Reactors or STT® Production Units.
We have designed, built, and licensed two bench-scale STT® Reactors to the specialty chemical and pharmaceutical markets and have designed and built pilot-scale STT® Reactors ranging from 8 to 100 ml capacity. We have also designed and are now building commercial-scale STT® Production Units for producing biodiesel. We have yet to license our first STT® Production Unit or install one in our own biodiesel production plant. All full size STT® Reactors for use in our first plant have been tested for limited operations in our manufacturing facility. We do not know if our commercial-scale STT® Production Unit will produce biodiesel fuel to ASTM standard in the volumes that we anticipate or whether our equipment systems will gain commercial acceptance in the biodiesel industry. Therefore, we are uncertain whether we will be able to sell, license or lease any STT® Biodiesel Production Units to any third parties. If we are unable to produce and operate our equipment systems on a commercial scale and generate biodiesel to ASTM standard, then we may be forced to cease operations or to obtain additional capital to further develop our equipment systems. Additional capital may not be available on terms acceptable to us or at all.

A substantial part of our assumptions regarding our financial advantages in the biodiesel production business are estimates and therefore may not be correct.
We believe that our STT® Production Units will have higher yields and a less per gallon cost than conventional biodiesel production systems that use vegetable oil as feedstock. This is based, in part, on what we believe will be favorable facilities construction costs and operating efficiencies. If actual costs exceed the costs that we project to construct our planned biodiesel production facilities, it would increase financing costs and adversely affect the amortization of our capital costs. This in turn would decrease or eliminate certain of our anticipated cost advantages with respect to conventional biodiesel plants.
We believe that our per gallon cost of producing biodiesel will be less than conventional biodiesel producers that use vegetable oil as feedstock based primarily on the higher yield or less usage of vegetable oil and less cost incurred from energy usage, labor needed and the catalyst material used in making our biodiesel. If the actual use of energy, labor and catalyst material is more than expected then the cost advantages that we anticipate may not be present, and we may not be able to achieve our expected profits or any profits at all.
Many Biodiesel producers are using animal fats as feedstock which reduces their biodiesel production cost. We are currently only able to use animal fats with low free fatty acids that are 1% or less which may limit our production costs advantage.
Due to the high and volatile cost of vegetable oil feedstocks over the last nine months, many biodiesel producers have begun using animal fats with free fatty acid levels up to 20%, and possibly higher, as their source of feedstock. Though the availability of animal fats is limited, the yields are less using animal fats, and additional operating costs and equipment investment is needed, the cost of purchasing the animal fats is currently significantly lower. Our Wilmington plant is currently being constructed to handle animal fats with free fatty acids averaging approximately 1% thus our biodiesel production costs could be higher than those biodiesel producers using animal fats as feedstock and therefore some of our production costs advantages may be mitigated.
The cost of soybean, palm oil and canola/rapeseed oil and the market price of biodiesel has been fluctuating and is subject to supply and demand conditions which may affect our profitability and cash flow.
The demand for soybean oil, palm oil and canola/rapeseed oil increased throughout 2007 and into the first part of 2008 and may continue to do so in the future. The increase in demand has increased the cost significantly of these feedstock raw materials. According to the Energy Management Institute Alternative Fuels Indexsm, the average producer price of B100 diesel across 52 major metropolitan areas in the United States during the week ending May 1, 2008 was $5.04 per gallon, and net of site specific transportation and handling costs, it was $4.49 per gallon. It is possible that this price range will not remain the relevant price range for biodiesel in and after 2008. It is possible that potential supply and demand conditions may adversely affect the various cost of raw materials or the price level for biodiesel. If the cost of these feedstock raw materials remains high and if the wholesale price for biodiesel does not remain at a level that permits us to generate revenues in excess of our costs, after taking into account tax incentives and credits, then we may not become or remain profitable or have positive cash flow, in which case it will likely affect our financial condition and viability as an on-going business.
Our ability to execute our business plan depends on conditions the satisfaction of which is not under our control.
Our ability to successfully execute our business plan depends on the satisfaction of several business (in addition to capital) conditions, including:
•
obtaining all required permits, consents and regulatory approvals from government agencies and other third parties for our anticipated construction and operation of owned biodiesel production plants and related facilities, as well as for the future operation of those facilities;

•	successfully commercializing the STT® Reactor technology for biodiesel;

•	arranging reasonably priced insurance to cover operating risks and other adverse outcomes which could impair the business; and

•	market conditions for feedstocks and fuels that make biodiesel a competitively priced product.

Since we have yet to begin full operation as a biodiesel business, there is no certainty that we will be able to achieve satisfaction of any or all of the above conditions. If we fail to do so, we may be forced to cease operations and to liquidate, in which case investors may not be able to receive any return of their invested capital. Also, the process of obtaining permits in certain locations may increase the cost and delay plant construction.
Strategic relationships with feedstock suppliers, fabricators, building contractors, equipment suppliers and other unrelated third parties on which we rely are subject to change.
Our ability to develop our business will depend on our ability to identify feedstock suppliers, construction contractors, equipment fabricators and customers and to enter into suitable commercial arrangements with those suppliers, contractors, fabricators and customers. Our success in this area will also depend on our ability to select and evaluate suitable projects, as well as to consummate transactions in a highly competitive environment.
The demand for construction and contract manufacturing companies that are qualified to build biodiesel production plants and equipment has increased. Some companies report that their construction backlogs are as many as four years. While we have the capacity to manufacture our STT® Reactors in house, we do not have the capability in-house to construct and fabricate the entire biodiesel production plant and equipment and we intend to rely on strategic relationships with third-party construction and fabrication companies, some of which we have not yet developed. Furthermore, the recent growth in biodiesel plant construction has caused a backlog on certain specialized equipment. One example of such specialized equipment is centrifuges, for which there was a reported backlog of six months for some models. The failure to secure agreements with construction companies and/or for the requisition of such specialized equipment may adversely affect our anticipated results of operations and financial condition.
To develop our business, we plan to use the business relationships of our management to form strategic relationships. These relationships may take the form of joint ventures with other private parties or local government bodies, contractual arrangements with other companies, including those that supply feedstock that we will use in our business, or minority investments from third parties. We may not be able to establish these strategic relationships, or, if established, we may not be able to maintain these relationships, particularly if members of the management team leave us. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, we may not be able to achieve our business goals and that could adversely affect our anticipated results of operations and financial condition.
We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our anticipated results of operations and financial condition.
We are dependent upon our officers for implementation of our current stage of development for our business plan. The loss of any of our key officers, including G. A. Ben Binninger, our Chief Executive Officer, Philip Lichtenberger, our Chief Operating Officer and Alan McGrevy, our Vice President of Engineering, could have a material adverse effect upon the anticipated results of our contemplated operations and financial condition and would likely delay or prevent the achievement of our contemplated business objectives. We do not maintain “key person” life insurance for any of our officers.

We may be unable to effectively manage our growth.
Our strategy envisions expanding our business beyond our status as a development stage company. We anticipate significant expansion in our manpower, facilities and infrastructure in the future and expect that greater expansion will be necessary to address potential growth in our customer base and market opportunities. To manage the expected growth of our operations and personnel, we will need to improve our transaction processing, operational and financial systems, procedures and controls. The current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may be unable to hire, train, retain and manage required personnel or to identify and take advantage of existing and potential strategic relationships and market opportunities.
If we fail to effectively manage our growth, our anticipated results of operation and financial condition could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes, and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure that if we do expand our business that we will be able to:
•	meet our capital needs;

•	expand our systems effectively, efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.
We may be unable to attract and retain key personnel.
Our development and success is dependent upon our management’s ability to effectuate our transition into a biodiesel technology-development and production company. Our anticipated product development and manufacturing efforts capability will require additional management not yet part of us. There is intense competition for qualified management, research, development and manufacturing personnel in the chemical, engineering and biofuels fields. Therefore, we may not be successful in attracting and retaining the qualified personnel necessary to develop our business.
New technologies could render our biodiesel production system obsolete.
The development and implementation of new technologies may result in a significant reduction in the costs of biodiesel production. For instance, any technological advances in catalysis and/or large scale micro-channel reactor systems could have an adverse effect on our contemplated business. We cannot predict whether new technologies may become available, the rate of acceptance of new technologies by competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to biodiesel could significantly reduce demand for or eliminate the need for biodiesel.
Any advances in technology that require significant capital expenditures to remain competitive or that reduce demand or prices for biodiesel could adversely affect our anticipated results of operations and financial condition.

Our anticipated production, sale and distribution of biodiesel are dependent on the sufficiency of necessary infrastructure, which may not be put into place on a timely basis, if at all. In this case, our anticipated results of operations and financial condition would be adversely affected by these infrastructure disruptions.
Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the biodiesel industry generally, to grow. Areas requiring expansion include, but are not limited to:
•	adequate rail capacity, including sufficient numbers of dedicated tanker cars;

•	the availability of ships and ports to receive raw materials from domestic and international sources and to transport our products to domestic and international destinations;

•	sufficient storage and transport facilities for feedstock and biodiesel;

•	increases in truck fleets capable of transporting biodiesel within localized markets; and

•	expansion of blending facilities and pipelines to handle biodiesel.
Substantial investment is required for these infrastructure changes and expansions may not be made or may not be made on a timely basis. Additionally, our Wilmington plant will rely on the availability of larger feedstock and biodiesel storage containers leased from Vopak Terminals North America. If our relationship with Vopak becomes strained or our agreement gets terminated under certain terms such as lack of timely payments, then a substantial investment in storage tanks and related infrastructure would be required. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand and/or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our anticipated results of operations or financial condition. Our business is dependent on the continuing availability of infrastructure, and any infrastructure disruptions could adversely affect our anticipated results of operations and financial condition.
We may be unable to locate suitable plant sites and obtain the development rights needed to build and expand our business.
Our business plan focuses in part on designing, building and operating biodiesel production plants for our own account within existing liquids-handling terminals adjacent to river, lake and seaports. Our ability to secure suitable plant locations could create unanticipated costs and delays in implementing our business plan. If we are not successful in identifying and obtaining development rights on suitable properties for building and operating biodiesel production plants, our future prospects for profitability will likely be substantially limited, and adversely affect our anticipated results of operations and financial condition.
We may be adversely affected by environmental, health and safety laws, regulations and requirements, any of which could require us to pay or satisfy costs or incur expenses substantially in excess of our business plan.
As we pursue our business plan, we will become subject to various federal, state, local and foreign environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. The cost of compliance with environmental, health and safety laws could be significant. A violation of these laws, regulations and/or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns, as well as civil liabilities to affected property owners. In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures.
The hazards and risks associated with producing and transporting biodiesel, including the presence of methanol at the plant (such as fires, natural disasters, explosions and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we intend to maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on the anticipated results of our contemplated operations and financial condition.

Our anticipated results of operation and financial condition will suffer if we cannot obtain or maintain governmental permits or licenses that are necessary for the operation of our biodiesel production units.
Our biodiesel production facilities operations will require licenses and permits from various governmental authorities. We believe that we will be able to obtain all necessary licenses and permits to carry on the activities that we contemplate. However, our ability to obtain, sustain or renew such licenses and permits will be subject to governmental regulations and policies which are subject to change. Our inability to obtain or retain any of these licenses or permits may have a material adverse effect on our anticipated results from operations and financial condition.
Our success will depend in part on our ability to protect our intellectual property.
Our success, competitive position and future revenues will depend in large part on our ability, to obtain, secure and defend patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights, and to operate without infringing on the proprietary rights of third parties. Our interest in these rights is complex and uncertain.
We hold five issued patents (plus one pending application for U.S. patents) on our STT® technology for biodiesel production in the United States and internationally. These issued patents expire between 2011 and 2023. We will seek to obtain additional patents that we believe may be required to commercialize our products, technologies and methods. We also have patent applications pending in several foreign jurisdictions. We anticipate filing additional patent applications both in the United States and in other countries, as appropriate. However, we cannot predict:
•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	if our issued patents will be valid or enforceable;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.
Even issued patents may later be found unenforceable, or be restricted or invalidated in proceedings instituted by third parties before various patent offices and courts. Changes in either the patent laws or in the interpretation of patent laws in the United States and other countries may diminish the value of our intellectual property. We are therefore unable to predict the scope of any patent claims in our or in third-party patents that may be issued or may be enforceable.
To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements with our employees, consultants and advisors. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.
A dispute regarding the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be costly and result in delays in our commercialization activities. Our success depends, in part, on our ability to operate without infringing on or misappropriating the property rights of others.
Any legal action claiming damages or seeking to enjoin commercial activities relating to the affected products, methods, and processes could require us to obtain a license to continue to use, manufacture or market the affected products, methods or processes, which may not be available on commercially reasonable terms, if at all, or could prevent us from making, using or selling the subject matter claimed in patents held by others and subject us to potential liability damages or could consume a substantial portion of our managerial and financial resources whether we win or lose.

Risks Related to our Participation in the Biodiesel Industry
Increases in the construction of biodiesel production plants may cause excess biodiesel production capacity in the market. Excess capacity may adversely affect the price at which we are able to sell the biodiesel that we produce and may also adversely affect our anticipated results of operation and financial condition.
The National Biodiesel Board reports that, as of January, 2008, there were approximately 171 commercial biodiesel refineries in the U.S. with an annual production capacity of approximately 2.2 billion gallons per year. In addition, the National Biodiesel Board reports that there were 55 commercial biodiesel refineries under construction and 3 existing commercial biodiesel refineries undergoing expansion in the U.S. The total additional anticipated annual production capacity of these plants under construction or expansion is approximately 1.1 billion gallons per year.
With such an increase in biodiesel production capacity in the United States, compared to historical biodiesel production levels, there is risk that there will be a significant amount of excess biodiesel production capacity, thereby resulting in significant price competition and the closure of less competitive biodiesel facilities. Although this existing and pending capacity growth is very large compared to historical biodiesel production levels, we believe that the market will purchase as much biodiesel as is available, so long as the prices for biodiesel (net of the impact of tax credits and other similar incentives) are competitive with those of petrodiesel.
Our anticipated results of operations, financial condition and business outlook will be highly dependent on commodity prices and the availability of supplies, both of which are subject to significant volatility and uncertainty.
Our operating results will be substantially dependent on commodity prices, especially prices for biodiesel and petroleum diesel, as well as feedstock, equipment and materials used in the construction and operation of our biodiesel production plants. As a result of the volatility of the prices and the scarcity of these items, our results may fluctuate substantially, and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply biodiesel or purchase feedstock or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time, and these activities also involve substantial risks.
The price of feedstock is influenced by market demand, weather conditions, animal processing and rendering plant decisions, factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. The principal feedstocks for biodiesel currently are soybean oil, palm oil and canola/rapeseed oil and are the feedstocks most susceptible to price risk due to market demand. Factors affecting crop yield and planting decisions include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of feedstock is difficult to predict.
Any event that tends to negatively affect the supply of feedstock, such as increased demand, adverse weather or crop disease, could increase feedstock prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages. Such a shortage could require us to suspend operations until feedstock is available at economical terms, which would have a material adverse effect on our business, anticipated results of operations and financial condition. The price we pay for feedstock at a facility could increase if an additional multi-feedstock biodiesel production plant is built in the same general vicinity or if alternative uses are found for lower cost feedstock.

Biodiesel fuel is a commodity whose price is determined based in part on the price of petroleum diesel, world demand, supply and other factors, all of which are beyond our control. World prices for biodiesel fuel have fluctuated widely in recent years. We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return on our investment in biodiesel production plants and our general financial condition. Price fluctuations for biodiesel fuel may also impact the investment market and our ability to obtain investor capital. Although market prices for biodiesel fuel rose to record levels during the first part of 2008, there is no assurance that these prices will remain at current levels. Future decreases in the prices of biodiesel or petroleum diesel fuel may have a material adverse effect on our financial condition and anticipated results of operations.
We also use other raw materials such as methanol and sodium hydroxide, which are commodities and subject to price fluctuations and supply uncertainty. If the availability or the cost of these raw materials changes significantly, our production volume or cost to produce biodiesel could be affected.
Both supply and demand in the United States biodiesel industry are highly dependent upon federal and state legislation.
The production of biodiesel is made significantly more competitive by federal and state tax incentives. The federal excise tax incentive program for biodiesel was originally enacted as part of the JOBS Act but is scheduled to expire on December 31, 2008. This program provides blenders, generally distributors, with a one cent tax credit for each percentage point of virgin vegetable oil-derived biodiesel blended with petroleum diesel. For example, distributors that blend virgin soybean-derived biodiesel with petroleum diesel into a B20 blend biodiesel would receive a 20 cent per gallon excise tax credit. The program also provides blenders of recycled oils, such as yellow grease from restaurants, with a one-half cent tax credit for each percentage point of recycled oil-derived biodiesel blended with petroleum diesel. For example, distributors that blend recycled oil-derived biodiesel with petroleum diesel into a B20 blend biodiesel would receive a 10 cent per gallon excise tax credit. In addition, approximately 31 states provide mandates, programs and other incentives to increase biodiesel production and use, such as mandates for fleet use or for overall use within the state, tax credits, financial grants, tax deductions, financial assistance, tax exemptions and fuel rebate programs. These incentives are meant to lower the end-users’ cost of biodiesel in comparison to petroleum diesel. Currently, we plan to sell B100 or B99 blended biodiesel that we produce to blenders that blend their biodiesel blend with petroleum diesel and therefore we expect to receive a price from our biodiesel purchasers that includes the $1.00 or $0.99 excise tax credit. This excise tax credit expires at the end of 2008 and its extension is currently not part of the recent farm bill legislation. Though other legislation is expected to include this extension of the excise tax credit, there can be no guarantee that it will be extended or it may be extended but reduced. The elimination or significant reduction in the federal excise tax incentive program or state incentive programs benefiting biodiesel could adversely affect our anticipated results of operations and financial condition.
Reductions in support of biodiesel from government, consumer or special interest groups could adversely impact our business plan and our anticipated results of operation and financial condition.
Federal, state and local governments in the United States and governments abroad have implemented incentives and mandates in support of biodiesel. Similarly, there has been support from consumers and special interest groups, such as agricultural and environmental groups. Support has even come from the petroleum industry itself, such as BP’s (formerly known as British Petroleum) “beyond petroleum” marketing campaign, and the automobile industry, such as General Motors’ “live green, go yellow” flex-fuel ethanol marketing campaign. However, there are risks that conditions will change in an adverse manner. These risks include, but are not limited to, laws or policies affecting mandates or incentives to promote the use of biodiesel, environmental issues, land use, air emissions, water use, zoning, workplace safety, food use limitations, restrictions imposed on the biodiesel fuel industry such as restrictions on production, substantial changes in product quality standards, restrictions on feedstock supply, price controls and export controls. Any changes in biodiesel fuel, financial incentives, investment regulations, policies or a shift in political attitudes are beyond our control and could adversely affect our anticipated results of operations and financial condition.

We may be unable to effectively compete in the biodiesel industry.
In many instances, our competitors and potential competitors have, or will have, substantially greater financial, technical, research, and other resources and larger, more established marketing, sales, distribution, and service organizations than we have. Moreover, competitors may have longer operating histories and greater credit worthiness (i.e., in competing for feedstock) than we have, and competitors may offer discounts as a competitive tactic. Our competitors may succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products, or that would render our technologies and products obsolete. Also, we may not have the financial resources, technical expertise, or marketing, distribution, or support capabilities to compete successfully in the future.
We anticipate that competition for the licensing of biodiesel reactors will come primarily from companies that offer competing novel biodiesel production technologies. To compete effectively in licensing biodiesel production technology, we will need to demonstrate the advantages of our STT® Reactor over well-established, traditional chemical reactors, as well as novel technologies and systems. We will also experience competition from other producers of biodiesel.
Our ability to succeed as a biodiesel production company will depend, to a large extent, on our ability to compete for, and obtain, feedstock, obtaining suitable properties for constructing biodiesel production plants and sales of biodiesel and related products. Competition will likely increase as energy prices on the commodities market, including biodiesel and petrodiesel, rise as they have in recent years. This increased competition may also have an adverse impact on our ability to obtain additional capital from investors.
A substantial reduction in crude petroleum oil prices could have an adverse impact on our contemplated business plan by making biodiesel fuel relatively more expensive compared to petrodiesel. Were such a reduction to occur, it would likely adversely affect our anticipated results of operation and financial condition.
With the current elevated prices compared to historical prices of crude petroleum oil, and by extension, petrodiesel, biodiesel can be produced for a cost that is economically practical when compared to the cost to produce petrodiesel. However, if the price of crude petroleum oil should drop substantially, this could have a material adverse effect on the entire biodiesel industry and us.
Risks Related to Investment in our Common Stock
The public market for our common stock is volatile.
Our common stock is currently quoted for trading on the OTC Bulletin Board and since the closing of our private placement offering in January 2007 the trading price has been volatile. An active public market for the common stock may not be sustained.
The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:
•	actual or anticipated variations in operating results;

•	the limited number of holders of the common stock, and the limited liquidity available through the OTC Bulletin Board;

•	the timing and type of financing and related dilution impact on the stockholders;

•	changes in the cost or availability of feedstock on commercially economic terms;

•	changes in the demand for biodiesel fuel, including changes resulting from the expansion of other alternative fuels;

•	changes in the market for biodiesel fuel commodities or the capital markets generally, or both;

•	a change or announcement by relevant domestic and foreign government agencies related to incentives for alternative energy development programs, especially a reduction in the $1.00 excise tax credit.

•	changes in financial estimates by securities analysts;

•	changes in the economic performance and/or market valuations of other energy companies;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales or other transactions involving our capital stock;

•	changes in the social, political and/or legal climate;

•	announcements of technological innovations or new products available to the biodiesel production industry; and/or

•	announcements by relevant domestic and foreign government agencies related to incentives for alternative energy development programs.
We may not be able to attract the attention of major brokerage firms.
Because we have not yet actively commenced business, or because we became public through a “reverse merger,” security analysts of major brokerage firms may not provide coverage of us. Moreover, brokerage firms may not desire to provide financial advisory services or to conduct secondary offerings on our behalf in the future.
Our common stock may be considered “a penny stock” and may be difficult to sell.
The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares. In addition, since the common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.
A significant number of our shares are eligible for sale, and their sale could depress the market price of our common stock.
Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to Rule 144, the supply of common stock will increase, which could decrease the price of our common stock. Some or all of the shares of common stock not registered on the Registration Statement on Form SB-2, as amended, or the Registration Statement, may be resold from time to time in the open market pursuant to Rule 144. In general, a person who is not an affiliate of our company who has held restricted shares for a period of six months may sell such shares into the market and persons who are affiliates of our company may, upon filing with the SEC a notification on Form 144, sell into the market shares of common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales by affiliates may be repeated once every three months. Substantially all of the former shareholders of Kreido Labs have entered into lock-up agreements pursuant to which they agreed to not sell 95% of the company shares issued to them in the Merger for a period of 12 months following the merger date of January 12, 2007, the expiration of which has occurred. The remaining 5% are still being locked-up until January 12, 2009.

Our principal stockholders will have significant voting power and may take actions that may not be in the best interests of other stockholders.
Our officers, directors, principal stockholders, their affiliates and other related persons control a significant percentage of the outstanding shares of common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the common stock. This concentration of ownership may not be in the best interests of all our stockholders.
Investors should not anticipate receiving cash dividends on our common stock.
We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.
Wrongful acts of our former outside counsel may expose us to investor claims under the securities laws and gives rise claims by us against those associated with the wrongdoing.
On February 28, 2007, we announced that we have conducted an inquiry concerning the improper transfer of shares of our common stock without a restrictive legend to two brokerage accounts controlled by Louis Zehil, a former partner of McGuireWoods, the law firm that represented us in a private offering of company stocks in January 2007. As part of the 18,518,519 unit private offering, a total of approximately 1.5 million units of common stock and common stock purchase warrants were sold to the two private financial entities controlled by Mr. Zehil. The SEC has commenced an enforcement action against Mr. Zehil and U.S. Department of Justice in pursuing criminal proceedings against Mr. Zehil. We have learned that approximately 81,480 shares of common stock were sold in the public markets by the two private financial entities at the direction of Mr. Zehil in January and early February of 2007. These sales were done without our consent or knowledge and in violation of the terms of purchase and purchase covenants, and the representations and warranties on which we relied in satisfying the requirements of the private placement exemption of Regulation D under the Securities Act. We do not anticipate reacquiring any of the 81,480 shares. The high and low trading prices of our common stock during the period that the 81,480 shares were sold were $2.43 and $1.57, respectively. Based upon this range, were we requested by purchasers to reacquire such shares, the aggregate maximum cost to us would be less than $200,000. The remaining 1.4 million shares and the warrants to purchase 1,481,480 shares of common stock are under the control of a court-appointed receiver who has recently filed a report with the court soliciting persons with claims against the two private financial entities to submit those claims. We are evaluating our claims against the two private financial entities, Mr. Zehil and his former law firm and we expect to pursue our claims against the private financial entities, Mr. Zehil and his former law firm in the near future. There is no assurance that we will be able to recover on our various claims. Additionally, if the 1.4 million shares of Kreido were to be sold as part of the liquidation process, the timing and quantity of those sales sold may cause significant deterioration of our stock price. Further, we may incur significant costs resulting from our investigation of this matter, any legal proceedings that we may initiate as a result of our investigation and our cooperation with government authorities. We may not be adequately indemnified for, or otherwise be able to recover, such costs.
We may not be able to continue as a going concern.
Our condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. We have included an explanatory paragraph in Note 3 of our Annual Report on Form 10-KSB, to the effect that our significant losses from operations and our dependence on financing provides substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.
Our operations must begin to provide sufficient revenues to improve our working capital position. Additionally, we will require additional capital to construct our planned biodiesel facilities. If we are unable to obtain additional capital we may not be able to continue as a going concern.

Item 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
None
Item 3. DEFAULTS UPON SENIOR SECURITIES
None
Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
None
Item 5. OTHER INFORMATION
None

Item 6. EXHIBITS
The following exhibits are either filed herewith or incorporated herein by reference:

Exhibit No.	Description	Reference

2.1	Agreement and Plan of Merger and Reorganization, dated as of January 12, 2007, by and among Kreido Biofuels, Inc., a Nevada corporation, Kreido Acquisition Corp., a California corporation and Kreido Laboratories, a California corporation.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

3.1	Amended and Restated Articles of Incorporation of Kreido Biofuels, Inc. (f/k/a Gemwood Productions, Inc.).	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-130606).

3.3	Amended and Restated Bylaws of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

4.1	Form of Investor Warrant of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

4.2	Form of Lock-Up Agreement by and between Tompkins Capital Group and each of the officers and directors of Kreido Biofuels, Inc., and certain stockholders of Kreido Laboratories.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.1	Escrow Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc., Joel A. Balbien and Gottbetter & Partners, LLP.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.2	Form of Subscription Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc. and the investors in the Offering.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.3	Form of Registration Rights Agreement, dated as of January 12, 2007, by and between Kreido Biofuels, Inc. and the investors in the Offering.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.4	Split-Off Agreement, dated as of January 12, 2007, by and among Kreido Biofuels, Inc., Victor Manuel Savceda, Kreido Laboratories and Gemwood Leaseco, Inc.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.5	Form of Indemnity Agreement by and between Kreido Biofuels, Inc. and Outside Directors of Kreido Biofuels, Inc.	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.6	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

Exhibit No.	Description	Reference

10.7	Form of Incentive Stock Option Agreement by and between Kreido Biofuels, Inc. and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.8	Form of Non-Qualified Stock Option Agreement by and between Kreido Biofuels, Inc. and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007 (File No. 333-130606).

10.9	Binding Term Sheet by and between Kreido Laboratories and Tompkins Capital Group dated as of September 1, 2006.	Incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

10.10	Amendment to Binding Term Sheet by and between Kreido Laboratories and Tompkins Capital Group dated as of October 25, 2006.	Incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

10.11	Form of Indemnity Agreement for officers and directors.	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 4, 2007 (File No. 333-130606).

10.12	Employment Agreement, dated April 4, 2007, by and between Kreido Biofuels, Inc. and Philip Lichtenberger.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2007 (File No. 333-130606).

10.13	Employment Agreement, dated April 10, 2007, by and between Kreido Biofuels, Inc. and Alan McGrevy.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2007 (File No. 333-130606).

10.14	Employment Agreement, dated April 28, 2007, by and between Kreido Biofuels, Inc. and Larry Sullivan.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2007 (File No. 333-130606).

10.15	Purchase Order Agreement, dated May 22, 2007, by and between Kreido Biofuels, Inc. and Certified Technical Services, L.P.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2007 (File No. 333-130606).

10.16	Amendment No. 1 to Registration Rights Agreement, dated June 12, 2007, by and between Kreido Biofuels, Inc. and certain investors in the Offering.	Incorporated by reference to Exhibit 10.19 to the Amendment No. 3 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 21, 2007 (File No. 333-140718).

Exhibit No.	Description	Reference

10.17	Separation Agreement and General Release dated July 27, 2007 by and between Kreido Biofuels, Inc. and Joel Balbien.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2007 (File No. 333-130606).

10.18	Executive Employment Agreement dated July 27, 2007 by and between Kreido Biofuels, Inc. and G. A. Ben Binninger.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2007 (File No. 333-130606).

10.19	Kreido Biofuels, Inc. Outside Director Compensation Program adopted July 27, 2007.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2007 (File No. 333-130606).

10.20	Commercial Lease Agreement by and between Kreido Biofuels, Inc. and Acaso Partners, LLC effective August 1, 2007.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007 (File No. 333-130606).

10.21	Employment Agreement, dated April 30, 2008, by and between Kreido Biofuels, Inc. and John M. Philpott.	Incorporated by reference to Exhibit 10.21 to the Amendment to the Annual Report on Form 10-KSB/A filed with the Securities and Exchange Commission on April 30, 2008 (File No. 333-130606).

31.1	Certification of the Chief Executive Officer, as required by Rule 13a-14(a) of the Securities Exchange Act of 1934*

31.2	Certification of the Chief Financial Officer, as required by Rule 13a-14(a) of the Securities Exchange Act of 1934*

32.1	Certification of the Chief Executive Officer provided pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification of the Chief Financial Officer provided pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

*	Filed herewith

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KREIDO BIOFUELS, INC.
By:	/s/ John M. Philpott
John M. Philpott, Chief Financial Officer
(Duly Authorized Officer and Principal Executive Officer)
Date: May 15, 2008

EXHIBIT INDEX

Exhibit No.	Description

31.1	Certification of the Chief Executive Officer, as required by Rule 13a-14(a) of the Securities Exchange Act of 1934*

31.2	Certification of the Chief Financial Officer, as required by Rule 13a-14(a) of the Securities Exchange Act of 1934*

32.1	Certification of the Chief Executive Officer provided pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification of the Chief Financial Officer provided pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

*	Filed herewith

EXHIBIT 31.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER
I, G.A. Ben Binninger, certify that:
1. I have reviewed this Form 10-Q of Kreido Biofuels, Inc.;
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
4. The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and
5. The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.
Dated: May 15, 2008

/s/ G.A. Ben Binninger
G.A. Ben Binninger
Chief Executive Officer (authorized officer of registrant)

EXHIBIT 31.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER
I, John M. Philpott, certify that:
1. I have reviewed this Form 10-Q of Kreido Biofuels, Inc.;
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
4. The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and
5. The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.
Dated: May 15, 2008

/s/ John M. Philpott
John M. Philpott
Chief Financial Officer (principal accounting officer)

EXHIBIT 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the quarterly report of Kreido Biofuels, Inc. (the “Company”) on Form 10-Q for the three months ended March 31, 2008, as filed with the Securities and Exchange Commission on May 15, 2008 (the “Report”), I, G.A. Ben Binninger, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ G.A. Ben Binninger
G.A. Ben Binninger
Chief Executive Officer
May 15, 2008

EXHIBIT 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the quarterly report of Kreido Biofuels, Inc. (the “Company”) on Form 10-Q for the three months ended March 31, 2008, as filed with the Securities and Exchange Commission on May 15, 2008 (the “Report”), I, John M. Philpott, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ John M. Philpott
John M. Philpott
Chief Financial Officer
May 15, 2008